Exhibit 10.1

FINANCING AGREEMENT

Dated as of December 4, 2014

by and among

ITT EDUCATIONAL SERVICES, INC.,

as Borrower,

EACH SUBSIDIARY OF ITT EDUCATIONAL SERVICES, INC. LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

CERBERUS BUSINESS FINANCE, LLC,

as Collateral Agent,

and

CERBERUS BUSINESS FINANCE, LLC,

as Administrative Agent

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS; CERTAIN TERMS
Section 1.01	Definitions	1
Section 1.02	Terms Generally	1
Section 1.03	Certain Matters of Construction
Section 1.04	Accounting and Other Terms
Section 1.05	Time References

ARTICLE II THE LOANS
Section 2.01	Commitments
Section 2.02	Making the Loans
Section 2.03	Repayment of Loans; Evidence of Debt
Section 2.04	Interest
Section 2.05	Reduction of Commitment; Prepayment of Loans
Section 2.06	Fees
Section 2.07	LIBOR Option
Section 2.08	Funding Losses
Section 2.09	Taxes
Section 2.10	Increased Costs and Reduced Return
Section 2.11	Changes in Law; Impracticability or Illegality

ARTICLE III [INTENTIONALLY OMITTED]

ARTICLE IV APPLICATION OF PAYMENTS; DEFAULTING LENDERS
Section 4.01	Payments; Computations and Statements
Section 4.02	Sharing of Payments
Section 4.03	Apportionment of Payments
Section 4.04	Defaulting Lenders

ARTICLE V CONDITIONS TO LOANS
Section 5.01	Conditions Precedent to Effectiveness and All Loans

ARTICLE VI REPRESENTATIONS AND WARRANTIES
Section 6.01	Representations and Warranties

ARTICLE VII COVENANTS OF THE LOAN PARTIES
Section 7.01	Affirmative Covenants
Section 7.02	Negative Covenants
Section 7.03	Financial Covenants

ARTICLE VIII CASH MANAGEMENT ARRANGEMENTS AND OTHER COLLATERAL MATTERS
Section 8.01	Cash Management Arrangements

ARTICLE IX EVENTS OF DEFAULT
Section 9.01	Events of Default

ARTICLE X AGENTS
Section 10.01	Appointment
Section 10.02	Nature of Duties; Delegation
Section 10.03	Rights, Exculpation, Etc
Section 10.04	Reliance
Section 10.05	Indemnification
Section 10.06	Agents Individually
Section 10.07	Successor Agent
Section 10.08	Collateral Matters
Section 10.09	Agency for Perfection
Section 10.10	No Reliance on any Agent's Customer Identification Program.
Section 10.11	No Third Party Beneficiaries
Section 10.12	No Fiduciary Relationship
Section 10.13	Reports; Confidentiality; Disclaimers
Section 10.14	[Intentionally Omitted]
Section 10.15	Collateral Agent May File Proofs of Claim

ARTICLE XI GUARANTY
Section 11.01	Guaranty
Section 11.02	Guaranty Absolute
Section 11.03	Waiver
Section 11.04	Continuing Guaranty; Assignments
Section 11.05	Subrogation
Section 11.06	Contribution

ARTICLE XII MISCELLANEOUS
Section 12.01	Notices, Etc
Section 12.02	Amendments, Etc
Section 12.03	No Waiver; Remedies, Etc
Section 12.04	Expenses; Taxes; Attorneys' Fees
Section 12.05	Right of Set-off
Section 12.06	Severability
Section 12.07	Assignments and Participations
Section 12.08	Counterparts
Section 12.09	GOVERNING LAW
Section 12.10	CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE
Section 12.11	WAIVER OF JURY TRIAL, ETC
Section 12.12	Consent by the Agents and Lenders
Section 12.13	No Party Deemed Drafter
Section 12.14	Reinstatement; Certain Payments
Section 12.15	Indemnification; Limitation of Liability for Certain Damages
Section 12.16	Records
Section 12.17	Binding Effect
Section 12.18	Highest Lawful Rate
Section 12.19	Confidentiality
Section 12.20	Public Disclosure
Section 12.21	Integration
Section 12.22	USA PATRIOT Act

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders' Commitments
Schedule 1.01(B)	Facilities
Schedule 1.01(C)	Ineligible Assignees
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(f)	Litigation
Schedule 6.01(h)	Compliance with Law
Schedule 6.01(i)	ERISA
Schedule 6.01(l)	Nature of Business
Schedule 6.01(q)	Environmental Matters
Schedule 6.01(r)	Insurance
Schedule 6.01(u)	Intellectual Property
Schedule 6.01(v)(i)	Material Contracts
Schedule 6.01(v)(ii)	Material Contract Exceptions
Schedule 6.01(bb)	Educational Agency Approvals
Schedule 6.01(cc)	Proceedings and Investigations
Schedule 6.01(dd)	Educational Laws
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

Exhibit A                      Form of Joinder Agreement
Exhibit B                      Form of Assignment and Acceptance
Exhibit C                      Form of Notice of Borrowing
Exhibit D                      Form of LIBOR Notice
Exhibit E                      Form of Monthly Financial Statements

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FINANCING AGREEMENT

Financing Agreement, dated as of December 4, 2014, by and among ITT Educational Services, Inc. (the "Parent" or the "Borrower"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a "Guarantor" hereunder or otherwise guaranties all or any part of the Obligations (as hereinafter defined), each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party hereto (each a "Lender" and, collectively, the "Lenders"), Cerberus Business Finance, LLC ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and, collectively, the "Agents").

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower consisting of a term loan in an aggregate principal amount not to exceed $100,000,000.  The proceeds of the term loan shall be used (i) to refinance existing indebtedness of the Loan Parties, (ii) to pay fees and expenses related to this Agreement and (iii) for general working capital purposes of the Loan Parties.  The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions

.  As used in this Agreement, the following terms shall have the respective meanings indicated below:

"Account Debtor" means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person.

"Accreditation" means the status of public recognition granted by any Accrediting Body to an educational institution that meets the Accrediting Body's standards and requirements, which approval is required for the educational institution to participate in Title IV Programs.

"Accrediting Body" means any non-governmental entity or organization that has been recognized by the DOE as a reliable authority as to the quality or training offered by institutions of higher education (as defined by the DOE) pursuant to 34 CFR Section 602, including the Accrediting Council for Independent Colleges and Schools ("ACICS") and the Commission on Institutions of Higher Education of the New England Association of Schools and Colleges ("NEASC").

"Action" has the meaning specified therefor in Section 12.12.

"Additional Amount" has the meaning specified therefor in Section 2.09(a).

"Adjusted Total Enrollment" means, with respect to any campus of any Loan Party, an amount equal to (a) the total number of students enrolled in the programs of study at such Loan Party's campus during the applicable reporting period, less (b) the number of any such students who transferred to enroll in a program of study at another campus of an institution owned by another Loan Party.

"Administrative Agent" has the meaning specified therefor in the preamble hereto.

"Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

"After Acquired Property" has the meaning specified therefor in Section 6.01(n).

"Agent" has the meaning specified therefor in the preamble hereto.

"Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

"All Other Withdrawals" means, with respect to any campus of any Loan Party, the number of students enrolled in the programs of study at such Loan Party's campus during the Accrediting Body's reporting period who withdrew from such programs for reasons other than: (a) call to active duty in the U.S. military, (b) enrollment in another institution owned by another Loan Party, (c) incarceration in a correctional institution, (d) death, or (e) in-field or related employment.

"Annual Earnings Rate" means the percentage of a GE Program's annual loan payment compared to the annual earnings of the students who completed the program, as calculated under 34 C.F.R. Section 668.404 and as defined in 34 C.F.R Section 668.402 (effective July 1, 2015).

"Anti-Corruption Laws" has the meaning specified therefor in Section 6.01(z).

"Anti-Money Laundering and Anti-Terrorism Laws" means any Requirement of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury's Office of Foreign Assets Control ("OFAC"), (e) any law enacted in the United States or any other jurisdiction in which the Parent or its Subsidiaries operate prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the Parent or its Subsidiaries operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

"Applicable Margin" means, as of any date of determination, with respect to the interest rate of (a) any Reference Rate Loan or any portion thereof, 8.00%, and (b) any LIBOR Rate Loan or any portion thereof, 8.50%.

"Applicable Prepayment Premium" means, as of any date of determination, (a) during the period of time from and after the Effective Date up to and including the date that is the 1 year anniversary of the Effective Date, an amount equal to 2.0% times the aggregate amount of all Obligations (other than the Applicable Prepayment Premium) prepaid on such date, (b) during the period of time after the date that is the 1 year anniversary of the Effective Date up to and including the date that is the 2 year anniversary of the Effective Date, an amount equal to 1.0% times the aggregate amount of all Obligations (other than the Applicable Prepayment Premium) prepaid on such date and (c) thereafter, zero.

"Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent (and the Administrative Agent, if applicable), in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to the Collateral Agent.

"Authorized Officer" means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president or executive vice president of such Person.

"Bankruptcy Code" means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

"Blocked Person" means any Person:

(a) that (i) is identified on the list of "Specially Designated Nationals and Blocked Persons" published by OFAC; (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of an OFAC Sanctions Program; or (iii) a United States Person is prohibited from dealing or engaging in a transaction with under any of the Anti-Money Laundering and Anti-Terrorism Laws; and

(b) that is owned or controlled by, or that owns or controls, or, to the knowledge of the Loan Parties, is acting for or on behalf of, any Person described in clause (a) above.

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Board of Directors" means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

"Borrower" has the meaning specified therefor in the preamble hereto.

"Business Day" means (a) for all purposes other than as described in clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

"Capital Expenditures" means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations that are paid or due and payable during such period and (b) to the extent not covered by clause (a) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Equity Interests of, any other Person; provided, that the term "Capital Expenditures" shall not include any such expenditures which constitute (i) expenditures by a Loan Party made in connection with the replacement, substitution or restoration of such Loan Party's assets pursuant to Section 2.05(c)(v) from the Net Cash Proceeds of Dispositions and Extraordinary Receipts, (ii) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party) and for which no Loan Party has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (iii) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, and (iv) expenditures made with Qualified Equity Interests or the Net Cash Proceeds of any Equity Issuance of Qualified Equity Interests.

"Capitalized Lease" means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

"Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and (f) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within 270 days from the date of acquisition thereof.

"Cash Management Accounts" means the bank accounts of each Loan Party maintained at one or more Cash Management Banks listed on Schedule 8.01.

"Cash Management Bank" has the meaning specified therefor in Section 8.01(a).

"Cerberus" has the meaning specified therefor in the preamble hereto.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Change of Control" means each occurrence of any of the following:

(a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (i) the Parent, (ii) a Subsidiary of the Parent or (iii) any employee or director benefit plan or stock plan of the Parent or a Subsidiary of the Parent or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan) of beneficial ownership of more than 35% of the aggregate outstanding voting power of the Equity Interests of the Parent;

(b) the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Specified Liens);

(c) Kevin M. Modany shall cease to be the chief executive officer of the Parent and a successor is not appointed within 30 days of such cessation;

(d) a "Change of Control" (or any comparable term or provision) under or with respect to any of the Equity Interests or Indebtedness in a payment amount in excess of $17,500,000 of any Loan Party or any of its respective Subsidiaries; or

(e) any "Change in ownership resulting in a change of control" of Parent or any of the Guarantors pursuant to 34 C.F.R. § 600.31.

"Cohort Default Rate" shall have the meaning as provided in 34 C.F.R. Section 668 Subpart N.

"Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

"Collateral Agent" has the meaning specified therefor in the preamble hereto.

"Collateral Agent Advances" has the meaning specified therefor in Section 10.08(a).

"Collections" means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

"Commitments" means, with respect to each Lender, such Lender's Term Loan Commitment.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Certificate" has the meaning assigned to such term in Section 7.01(a)(iv).

"Compliance Date" shall mean the period beginning January 1, 2013 to and through the Effective Date.

"Concentration Account" means (a) the Deposit Account of ITT Educational Services, Inc. (account #[REDACTED]) maintained at JPMorgan Chase Bank, N.A., (b) the Deposit Account of ESI Service Corp. (account #[REDACTED]) maintained at JPMorgan Chase Bank, N.A., (c) the Deposit Account of Daniel Webster College (account #[REDACTED]) maintained at JPMorgan Chase Bank, N.A., (d) a Deposit Account of ITT Educational Services, Inc. maintained at Bank of America, N.A., which is established in accordance with Section 8.01(b)(iii), (e) a Deposit Account of ITT Educational Services, Inc. maintained at Wells Fargo Bank, National Association, which is established in accordance with Section 8.01(b)(iii), and (f) any other new or replacement Concentration Account established by a Loan Party in accordance with Section 8.01(g).

"Consolidated EBITDA" means, with respect to any Person for any period: (a) the Consolidated Net Income of such Person for such period, plus (b) without duplication, the sum of the following amounts for such period to the extent deducted in the calculation of Consolidated Net Income for such period: (i) any provision for United States federal income taxes or other taxes measured by net income, gross receipts or similar measures, (ii) Consolidated Net Interest Expense, (iii) any loss from extraordinary items, (iv) any depreciation and amortization expense, (v) any aggregate net loss on the Disposition of property (other than accounts) outside the ordinary course of business, (vi) any other non-cash expenditure, charge or loss for such period (other than any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts), (vii) any write-down or write-off of, or losses in connection with any sales and other dispositions of, Institutional Loans, (viii) special legal, accounting and similar charges relating to investigations, consolidation of the PEAKS Guarantees, consumer protection lawsuits and investigations and other similar items in an aggregate amount not to exceed $25,000,000 in any Fiscal Year of the Parent and its Subsidiaries, (ix) non-recurring charges, fees and expenses relating to this Agreement, the other Loan Documents, the transactions contemplated by this Agreement, severance and similar charges, and legal settlements, in an aggregate amount not to exceed $10,000,000 during the term of this Agreement, and (x) the cumulative effect of a change in accounting principles, minus (c) without duplication, the sum of the following amounts for such period to the extent included in the calculation of such Consolidated Net Income for such period:  (i) any credit for United States federal income taxes or other taxes measured by net income, gross receipts or similar measures, (ii) any gain from extraordinary items, (iii) any aggregate net gain from the Disposition of property (other than accounts) outside the ordinary course of business, and (iv) any other non-cash gain, including any reversal of a charge referred to in clause (b)(vi) above by reason of a decrease in the value of any Equity Interest; in each case, determined on a consolidated basis in accordance with GAAP.

"Consolidated Net Income" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded:  (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person (other than a Loan Party) that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation, and (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries.

"Consolidated Net Interest Expense" means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

"Contingent Indemnity Obligations" means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

"Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, or (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Control Agreement" means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant "control" (as defined under the applicable UCC) over such account to the Collateral Agent.

"Controlled Investment Affiliate" means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"Current Value" has the meaning specified therefor in Section 7.01(l).

"Daniel Webster College" means the college known as the Daniel Webster College and operated by Daniel Webster College, Inc., an Indiana corporation, including the business line and all the programs, materials, and assets relating thereto and the Equity Interests in Daniel Webster College, Inc.

"Debtor Relief Law" means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

"Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity.  Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

"Discretionary Income Rate" means the percentage of a GE Program's annual loan payment compared to the discretionary income of the students who completed the program, as calculated under 34 C.F.R. Section 668.404, and as defined in 34 C.F.R. Section 668.402 (effective July 1, 2015).

"Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.  For purposes of clarification, "Disposition" shall include (a) the sale or other disposition for value of any contracts, or (b) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

"Disqualified Equity Interests" means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is six months after the Final Maturity Date; provided, however, that an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability.

"DOE" means the United States Department of Education.

"DOE Letter of Credit" means an irrevocable letter of credit by and among the Parent, as obligor, a bank satisfactory to the Collateral Agent, as issuer, and the DOE, as beneficiary, in an amount required by the DOE and otherwise in form and substance satisfactory to the Collateral Agent.

"DOE Ratio" means the composite score of any Loan Party's equity, primary reserve and net income ratios as described in and calculated pursuant to 34 C.F.R. Sections 668.171(b)(1) and Section 668.172 and appendices A and B to Subpart L of 34 C.F.R. of Section 668, provided that if at any time such Loan Party is required by the DOE to report such composite score on a School-by-School or other basis, the "DOE Ratio" shall also refer to the composite score for each School or other Person required to be reported to the DOE.

"Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

"EA Bond Guarantees" mean the obligations of all of the Loan Parties, in aggregate, to reimburse insurers for any bonds issued on behalf of any Loan Party pursuant to any Educational Laws and that may be paid by the insurer, including, without limitation, surety bonds, performance bonds, agents bonds, payment bonds, tuition guaranty bonds and notary public bonds.

"Educational Agency" means any Accrediting Body or Governmental Authority that engages in granting or withholding Educational Approvals for administers financial assistance to or for students of, or otherwise regulates any School in accordance with standards relating to the performance, operation, financial condition or academic standards of private postsecondary educational institutions, including, without limitation, the United States Department of Education (and any successor agency administering student financial assistance under Title IV), the United States Department of Veterans Affairs, and any state educational licensing body that provides a license or authorization necessary for any School to offer postsecondary education programs, including clinical programs, in that state.

"Educational Approval" means any material license, permit, authorization, certification, grant of accreditation or similar approval, granted, issued or required to be issued by an Educational Agency to the Borrower or any Loan Party in order to conduct the postsecondary education operations of any School pursuant to applicable statutes, laws, ordinances, rules, regulations and accrediting standards.

"Educational Laws" shall mean any United States federal, state, local or similar statute, law, ordinance, regulation, rule, code, order or binding standard issued or administered by an Educational Agency.

"Effective Date" has the meaning specified therefor in Section 5.01.

"Employable Graduates" means, with respect to any campus of any Loan Party, the total number of graduates from such Loan Party's education programs, other than graduates who: (a) were pregnant, died or suffered other health-related conditions that prevented them from working; (b) continued their education; (c) were engaged in active U.S. military service; (d) moved out of the United States with a spouse or parent who was engaged in active U.S. military service; (e) were incarcerated in a correctional institution (other than a half-way house) for more than 30 consecutive days; or (f) possessed visas that did not permit them to work in the United States following graduation.

"Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the 6 calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

"Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority to or against any Loan Party involving violations of Environmental Laws or Releases of Hazardous Materials (a) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (b) from any properties or businesses adjoining properties owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; or (c) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

"Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other Requirement of Law, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

"Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party to or against any Loan Party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (a) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (b) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

"Equity Interests" means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

"Equity Issuance" means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Parent of any cash capital contributions.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

"ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

"Event of Default" has the meaning specified therefor in Section 9.01.

"Excess Cash Flow" means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of, without duplication, (i) all cash principal payments (excluding any principal payments made pursuant to Section 2.05(b) or Section 2.05(c)) on the Loans made during such period, and all cash principal payments on Indebtedness (other than Indebtedness incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed through the incurrence of Indebtedness or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) all taxes paid in cash by such Person and its Subsidiaries for such period, (vi) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period) and (vii) cash payments in connection with the 2009 RSA Guarantees and PEAKS Guarantees.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excluded Account" means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party's employees, (b) any Petty Cash Account, (c) any Title IV Federal Funds Account, (d) any account constituting assets subject to Liens permitted by clauses (d), (q) and (s) of the definition of Permitted Liens, and (e) any segregated deposit account specifically and exclusively used to hold state grant program funds on behalf of any School.

"Excluded Equity Issuance" means (a) in the event that the Parent or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to the Parent or such Subsidiary, as applicable, (b) the issuance of Equity Interests by a Subsidiary of any Loan Party to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in the preceding clause (a), and (c) the issuance of Equity Interests of the Parent to directors, officers and employees of the Parent and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors of the Parent.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 2.09(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

"Executive Order No. 13224" means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

"Existing Credit Facility" means the credit facility evidenced by the Credit Agreement, dated as of March 21, 2012, by and among the Borrower, the Existing Lenders, JPMorgan Chase Bank, N.A. as administrative agent for the Existing Lenders, Bank of America, N.A., as syndication agent, and Wells Fargo, N.A., as documentation agent, as amended or supplemented prior to the Effective Date.

"Existing Lenders" means the lenders party to the Existing Credit Facility.

"Extraordinary Receipts" means any cash received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii) or (iii) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance (other than to the extent such insurance proceeds are (i) immediately payable to a Person that is not the Parent or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by the Parent or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than to the extent such amounts are (i) immediately payable to a Person that is not the Parent or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by the Parent or any of its Subsidiaries as reimbursement for out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event that resulted in the payment of such proceeds), (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such amounts are (i) immediately payable to a Person that is not the Parent or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by the Parent or any of its Subsidiaries as reimbursement for out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event that resulted in the payment of such proceeds) and (g) any purchase price adjustment received in connection with any purchase agreement.

"Facility" means each parcel of real property identified on Schedule 1.01(B) and any New Facility hereafter acquired in fee by the Parent or any of its Subsidiaries, in each case, required to be secured by a Mortgage under this Agreement, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

"FASB ASC" means the Accounting Standards Codification of the Financial Accounting Standards Board.

"FATCA" means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

"FCPA" has the meaning specified therefor in Section 6.01(z).

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Fee Letter" means the fee letter, dated as of the date hereof, between the Borrower and the Collateral Agent.

"Final Maturity Date" means December 4, 2017.

"Financial Statements" means (a) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2013, and the related consolidated statement of operations, shareholders' equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the 6 months ended June 30, 2014, and the related consolidated statement of operations, shareholder's equity and cash flows for such period.

"Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, minus Capital Expenditures made by such Person and its Subsidiaries during such period, to (b) the sum of (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period to the extent there is an equivalent permanent reduction in the commitments thereunder, plus (ii) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (iii) income taxes paid or payable by such Person and its Subsidiaries during such period, plus (iv) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than dividends or distributions paid by a Loan Party to any other Loan Party) during such period.

"Flow of Funds Agreement" means a flow of funds agreement, in form and substance satisfactory to the Collateral Agent, by and among the Loan Parties, the Agents, the Lenders, and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.

"Foreign Official" has the meaning specified therefor in Section 6.01(z)).

"Funding Losses" has the meaning specified therefor in Section 2.07.

"GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

"GE Program" means an educational program offered by an institution under 34 CFR Section 668.8(c)(3) or 34 CFR Section 668.8(d) and identified by a combination of the institution's six-digit Office of Postsecondary Education ID (OPE ID) number, the program's six-digit CIP code as assigned by the institution or determined by the Secretary, and the program's credential level, as defined in 34 C.F.R. 668.402 (effective July 1, 2015).

"Governing Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

"Governmental Authority" means any nation or government, any foreign, Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Graduate Placement Rate" means, with respect to any campus of any Loan Party, a rate for the reporting period, calculated by ACICS (expressed as a percentage) equal to (a) the number of Employable Graduates who were employed in a position that required the direct or indirect use of the skills taught in such Loan Party's programs of study, divided by (b) the total number of Employable Graduates.

"Guaranteed Obligations" has the meaning specified therefor in Section 11.01.

"Guarantor" means (a) each Subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto, and (b) each other Person that guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

"Guaranty" means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

"Hazardous Material" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste or special waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

"Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

"Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

"Holdout Lender" has the meaning specified therefor in Section 12.02(b).

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not past due for more than 90 days and any earn-out, purchase price adjustment or similar obligation until such obligation is no longer contingent); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations, including all guarantees and payment obligations in connection with the 2009 RSA Guarantees and the PEAKS Guarantees; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (k) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (but only to the extent of the lesser of the amount of the obligation and the fair value of the assets subject to such Liens); provided, however, that Indebtedness shall not include amounts in respect of tuition that is shown as deferred revenue on the Borrower's financial statements.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venture to the extent such Person is liable for such obligations.

"Indemnified Matters" has the meaning specified therefor in Section 12.15.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnitees" has the meaning specified therefor in Section 12.15.

"Ineligible Assignee" means any Person listed on Schedule 1.01(C).

"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

"Institutional Loan" means a student loan that is owned by a Loan Party or any of its Subsidiaries constituting an obligation of a student for borrowed money, including an obligation evidenced by a promissory note or other instrument, provided that trade receivables (including extended pay, temporary credit, student receivables and similar arrangements in the ordinary course) shall not constitute Institutional Loans.

"Intellectual Property" has the meaning specified therefor in the Security Agreement.

"Intellectual Property Contracts" means all agreements concerning Intellectual Property, including without limitation license agreements, technology consulting agreements, confidentiality agreements, co-existence agreements, consent agreements and non-assertion agreements.

"Intercompany Subordination Agreement" means an Intercompany Subordination Agreement made by the Parent and its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (e) the Borrower may not elect an Interest Period which will end after the Final Maturity Date.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

"Investment" means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

"Joinder Agreement" means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

"Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

"Lender" has the meaning specified therefor in the preamble hereto.

"Leverage Ratio" means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) all Indebtedness described in clauses (a), (b), (c), (d), (e), (f) and (i) (solely with respect to Indebtedness under the 2009 RSA Guarantees and the PEAKS Guarantees) in the definition thereof of such Person and its Subsidiaries as of the end of such period to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period; provided, that (i) for the purpose of calculating Consolidated EBITDA of the Parent and its Subsidiaries for the fiscal month ending December 31, 2014 in the Leverage Ratio, Consolidated EBITDA of the Parent and its Subsidiaries for the three fiscal months ending December 31, 2014 shall be multiplied by 4, (ii) for the purpose of calculating Consolidated EBITDA of the Parent and its Subsidiaries for the fiscal month ending March 31, 2015 in the Leverage Ratio, Consolidated EBITDA of the Parent and its Subsidiaries for the six fiscal months ending March 31, 2015 shall be multiplied by 2, and (iii) for the purpose of calculating Consolidated EBITDA of the Parent and its Subsidiaries for the fiscal month ending June 30, 2015 in the Leverage Ratio, Consolidated EBITDA of the Parent and its Subsidiaries for the nine fiscal months ending June 30, 2015 shall be multiplied by 4/3.

"LIBOR" means, with respect to each day during each Interest Period pertaining to a LIBOR Rate Loan, the rate per annum rate appearing on Bloomberg L.P.'s (the "Service") Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two Business Days prior to the beginning of such Interest Period, in an amount approximately equal to the principal amount of the LIBOR Rate Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period, which determination shall be conclusive absent manifest error.

"LIBOR Deadline" has the meaning specified therefor in Section 2.07(a).

"LIBOR Notice" means a written notice substantially in the form of Exhibit D.

"LIBOR Option" has the meaning specified therefor in Section 2.07(a).

"LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b)1.00% per annum.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

"LIBOR Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

"Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

"Loan" means the Term Loan (or any portion thereof) and each other loan or advance of any kind made by any Agent or any Lender pursuant to Article II hereof.

"Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

"Loan Document" means this Agreement, any Control Agreement, the Fee Letter, the Flow of Funds Agreement, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Mortgage, any Perfection Certificate, any Security Agreement, any UCC Filing Authorization Letter, any landlord waiver, and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

"Loan Party" means the Borrower and any Guarantor.

"Material Adverse Effect" means a material adverse effect on any of (a) the operations, assets, liabilities, financial condition or prospects of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their obligations under any Loan Document, (c) the legality, validity or enforceability of this Agreement or any other Loan Document, (d) the rights and remedies of any Agent or any Lender under any Loan Document, or (e) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on Collateral having a fair market value in excess of $5,000,000, excluding any failure of any such Lien in favor of the Collateral Agent on the Collateral to be valid, perfected or a first priority lien as a result of any action or failure to act by the Collateral Agent when provided with the information required by the Loan Documents and excluding any Permitted Lien that may have priority over the Lien in favor of the Collateral Agent.

"Material Contract" means, with respect to any Person, (a) the PEAKS Guaranty Documents, (b) the 2009 RSA Guaranty Documents, (c) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium) and (d) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Mortgage" means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding 6 years.

"Net Cash Proceeds" means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid or payable to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

"New Facility" has the meaning specified therefor in Section 7.01(l).

"New Lending Office" has the meaning specified therefor in Section 2.09(d).

"Non-U.S. Lender" has the meaning specified therefor in Section 2.09(d).

"Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

"Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the other Secured Parties arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums, attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

"OFAC Sanctions Programs" means (a) the Requirements of Law and Executive Orders administered by OFAC, including, without limitation, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

"Parent" has the meaning specified therefor in the preamble hereto.

"Participant Register" has the meaning specified therefor in Section 12.07(i).

"Payment Office" means the Administrative Agent's office located at Cerberus Business Finance, LLC, 875 Third Avenue, New York, New York 10022, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"PEAKS Guarantee Agreement" means the Guarantee Agreement, dated as of January 20, 2010, between the Borrower, as guarantor, and Deutsche Bank Trust Company Americas, as indenture trustee and collateral agent under the PEAKS Indenture, as amended, restated, modified, supplemented, replaced, renewed or refinanced from time to time in accordance with the terms thereof and this Agreement.

"PEAKS Guarantees" means the Loan Parties' obligations under or related to the PEAKS Guaranty Documents.

"PEAKS Guaranty Documents" means the PEAKS Guarantee Agreement, the PEAKS Indenture and any other document, instrument or agreement relating to the PEAKS Program, in each case, as amended, modified, supplemented, replaced, renewed or refinanced from time to time in accordance with the terms thereof and this Agreement.

"PEAKS Indenture" means the Amended and Restated Indenture and Credit Agreement, dated as of December 31, 2010, by and among the PEAKS Trust, Deutsche Bank Trust Company Americas, as indenture trustee and collateral agent, and Deutsche Bank National Trust Company, as lender trustee, as amended, restated, modified, supplemented, replaced, renewed or refinanced from time to time in accordance with the terms thereof and this Agreement.

"PEAKS Program" means the PEAKS private student loan program established to provide private education loans to students attending the Loan Parties' institutions.

"PEAKS Trust" means the PEAKS Trust 2009-1, a statutory trust duly organized and existing under the laws of the State of Delaware.

"Perfection Certificate" means a certificate in form and substance satisfactory to the Collateral Agent providing information with respect to the property of each Loan Party.

"Permitted Disposition" means:

(a) licensing, on a non-exclusive basis, Intellectual Property rights in the ordinary course of business;

(b) leasing or subleasing assets in the ordinary course of business;

(c) (i) the lapse of Registered Intellectual Property of the Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Secured Parties;

(d) any involuntary loss, damage or destruction of property;

(e) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(f) so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets (i) from a Loan Party to another Loan Party, and (ii) from any Subsidiary of the Parent that is not a Loan Party to any other Subsidiary of the Parent;

(g) sales and other dispositions of Institutional Loans;

(h) Disposition of the real property of the Borrower located in Green Bay, Wisconsin;

(i) any Disposition of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business and not as part of an accounts receivable financing, factoring or similar transaction;

(j) any Disposition of inventory in the ordinary course of business;

(k) Dispositions of all or a portion of the Equity Interests in, or assets of, Daniel Webster College for aggregate cash consideration of not less than $25,000,000;

(l) Dispositions of Permitted Investments, in each case in the ordinary course of business;

(m) Disposition of obsolete, worn-out or surplus equipment in the ordinary course of business; and

(n) Disposition of property or assets not otherwise permitted in clauses (a) through (m) above that (i) at least 75.0% of the total consideration for any such Disposition is in the form of cash and (ii) the total consideration for any such Disposition is in an aggregate amount not less than the fair market value of such property or assets;

provided that the Net Cash Proceeds of such Dispositions (including the proposed Disposition) (1) in the case of clause (n) above, do not exceed $20,000,000 in the aggregate in any Fiscal Year and (2) in all cases, the Net Cash Proceeds of such Dispositions are paid to the Administrative Agent for the benefit of the Agents and the Lenders to the extent required pursuant to the terms of Section 2.05(c)(ii).

"Permitted Indebtedness" means:

(a) any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b) any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c) Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d) Permitted Intercompany Investments;

(e) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

(f) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(g) [intentionally omitted];

(h) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called "procurement cards" or "P-cards") or other similar cash management services, in each case, incurred in the ordinary course of business;

(i) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions;

(j) Indebtedness incurred in respect of the PEAKS Guarantees in an aggregate amount not exceeding $120,000,000 at any time outstanding;

(k) Indebtedness incurred in respect of the 2009 RSA Guarantees in an aggregate amount not exceeding $150,000,000 at any time outstanding;

(l) Indebtedness in respect of the DOE Letter of Credit in an aggregate undrawn face amount not exceeding $120,000,000 at any time outstanding;

(m) Indebtedness incurred in respect of the EA Bond Guarantees in an aggregate amount not exceeding $30,000,000 at any time outstanding;

(n) Indebtedness in respect of letters of credit obtained in the ordinary course of business either (i) fully cash collateralized or (ii) if not fully cash collateralized in an aggregate undrawn face amount of letters of credit not exceeding $30,000,000 at any time outstanding;

(o) the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate risks associated with such Loan Party's operations and not for speculative purposes;

(p) Indebtedness  owed to any Person providing workers' compensation, health, disability or other employee benefits;

(q) Indebtedness owned in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds, so long as such Indebtedness is repaid in full within 3 Business Days of the incurrence thereof and does not exceed $1,000,000 at any time outstanding;

(r) Indebtedness of any Person that becomes a Subsidiary of the Parent after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (r) shall not exceed, together with Investments made pursuant to clause (n) of the definition of Permitted Investments, $15,000,000 at any time outstanding; and

(s) other Indebtedness in an aggregate amount not exceeding $17,500,000 at any time outstanding.

"Permitted Intercompany Investments" means Investments made by (a) a Loan Party to or in another Loan Party (other than the Parent), (b) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, and (c) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement.

"Permitted Investments" means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e) Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f) Permitted Intercompany Investments;

(g) Investments that constitute the PEAKS Guarantees, the 2009 RSA Guarantees and the EA Bond Guarantees;

(h) Investments under Hedging Agreements that are made for the bona fide purpose of hedging the interest rate risks associated with the Loan Parties' operations and not for speculative purposes;

(i) Investments that result from the receipt of a dividend or other Restricted Payment;

(j) advances to employees of the Borrower or any other Loan Party that are made in the ordinary course of business of the Borrower or any Loan Party and do not exceed $1,000,000 in the aggregate at any time outstanding;

(k) Investments received as consideration for any Disposition to the extent permitted under Section 7.02(c);

(l) receivables and trade payables owing to the Parent or a Subsidiary of the Parent in the ordinary course of business (which may include concessionary trade terms as the Parent or such Subsidiary deems reasonable);

(m) Investments held by a Person existing at the time such Person becomes a Subsidiary of the Borrower or merged or consolidated with or into the Borrower or a Subsidiary of the Borrower after the date hereof, to the extent such Investments were not made in contemplation of such acquisition, merger or consolidation; and

(n) other Investments in an aggregate amount, together with any Indebtedness incurred pursuant to clause (r) of the definition of Permitted Indebtedness, not exceeding $15,000,000 at any time outstanding.

"Permitted Liens" means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(c) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof;

(f) deposits and pledges of cash (i) securing obligations incurred in respect of workers' compensation, unemployment insurance, pensions, social security, or other forms of governmental insurance or benefits, (ii) securing the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (iii) securing obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due or (iv) made in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Loan Party or Subsidiary of the Borrower in the ordinary course of business supporting obligations of the type set forth in the foregoing;

(g) with respect to any Facility, easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;

(h) Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i) the title and interest of a lessor or sublessor in and to assets or property leased or subleased to the Parent or its Subsidiaries (other than through a Capitalized Lease);

(j) the interest of a lessee or sublessee in and to assets or property leased or subleased by the Parent or any of its Subsidiaries to another Person in the ordinary course of business;

(k) non-exclusive licenses of Intellectual Property rights in the ordinary course of business;

(l) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(m) rights of set-off or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(n) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(o) Liens in connection with the sale of any assets contained in agreements relating thereto pending the completion thereof;

(p) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower or existing on any property or asset of any Person that becomes a Subsidiary of a Loan Party after the date hereof prior to the time such Person becomes a Subsidiary of such Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary of the Borrower (other than property or assets subject to such Liens prior to the acquisition thereof by the Borrower or any Subsidiary or property or assets subject to such Liens at the time such Person becomes a Subsidiary), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of a Loan Party, as the case may be (except for accrued and unpaid interest and premiums in respect of such Indebtedness), and (iv) as to which the aggregate amount of the obligations secured thereby does not exceed $15,000,000 in aggregate;

(q) Liens on cash securing Indebtedness under the 2009 RSA Guarantees to the extent such Indebtedness is permitted under clause (k) of the definition of Permitted Indebtedness;

(r) in the case of (A) any Subsidiary of the Borrower that is not a wholly-owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary of the Borrower, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the organizational documents of such Subsidiary or such other Person or any related joint venture, shareholders' or similar agreement; provided that any Dispositions or Investments related to such encumbrance or restriction are permitted by this Agreement;

(s) Liens on cash securing Indebtedness under the DOE Letter of Credit and other letters of credit permitted under clause (n) of the definition of Permitted Indebtedness; provided that, in each case, the aggregate amount of such cash does not exceed 110% of the Indebtedness being secured;

(t) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(u) any filed financing statement under the Uniform Commercial Code with respect to Indebtedness of any Loan Party or any of its Subsidiaries that (i) names a Loan Party or any of its Subsidiaries as debtor and (ii) has not been authorized by any such Loan Party and/or such Subsidiary, solely to the extent that such financing statement is being contested in good faith by such Loan Party and/or such Subsidiary by appropriate proceedings under the Uniform Commercial Code, including by the filing of a correction statement under Section 9-518 of the  Uniform Commercial Code; and

(v) other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $2,500,000.

"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of "Permitted Liens"; provided that (a) such Indebtedness is incurred within 20 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such Indebtedness shall not exceed $10,000,000 at any time outstanding.

"Permitted Refinancing Indebtedness" means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (plus any accrued and unpaid interest, fees and premiums in respect of the Indebtedness being extended, refinanced or modified);

(b) such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

(c) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d) the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

"Permitted Restricted Payments" means any of the following Restricted Payments made by:

(a) any Subsidiary of any Loan Party to the owners of its Equity Interests on a pro rata basis;

(b) the Parent to pay dividends in the form of common Equity Interests; and

(c) the Parent or any Subsidiary of the Parent pursuant to and in accordance with equity-based compensation plans or other benefits plans for directors, officers or employees of the Parent or any Subsidiary of the Parent, approved by the Board of Directors of the Parent.

"Permitted Specified Liens" means Permitted Liens described in clauses (a), (b) and (c) of the definition of Permitted Liens, and, solely in the case of Section 7.01(b)(i), clauses (g), (h) and (i) of the definition of Permitted Liens.

"Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

"Petty Cash Accounts" means Cash Management Accounts with deposits at any time in an aggregate amount not in excess of $25,000 for any one account and $500,000 in the aggregate for all such accounts.

"Plan" means any Employee Plan or Multiemployer Plan.

"Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

"Pro Rata Share" means, with respect to:

(a) a Lender's obligation to make the Term Loan and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan, and

(b) all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender's portion of the Term Loan, by (ii) the sum of the aggregate unpaid principal amount of the Term Loan.

"Projections" means financial projections of the Parent and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(vii).

"Qualified Cash" means, as of any date of determination, the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts in the name of a Loan Party in the United States as of such date, which deposit accounts are subject to Control Agreements.

"Qualified Equity Interests" means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

"Real Property Deliverables" means each of the following agreements, instruments and other documents in respect of each Facility:

(a) a Mortgage duly executed, notarized and delivered by the applicable Loan Party, in proper form for the recording of such Mortgage in such office or offices as may be necessary to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(b) a Title Insurance Policy with respect to each Mortgage;

(c) except with respect to such Facilities where an existing survey shall suffice to permit the issuer of the Title Insurance Policy to omit an exception for such matters as a survey would show in the relevant Title Insurance Policy and which such existing survey is certified to the Collateral Agent (provided that the existing surveys with respect to the Facilities located in Indianapolis and San Antonio shall not be certified to the Collateral Agent); provided that a no change affidavit has been delivered by the Borrower to the benefit of the issuer of the Title Insurance Policy in form and substance satisfactory to the issuer of the Title Insurance Policy, a current ALTA survey in form reasonably satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located;

(d) an opinion of counsel, reasonably satisfactory to the Collateral Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other related and customary matters as the Collateral Agent may reasonably request;

(e) a property zoning report or a copy of each letter issued by the applicable Governmental Authority, evidencing each Facility's compliance with all zoning laws other than any violations or nonconformance that do not materially impair the value of the property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business or otherwise have a Material Adverse Effect; and

(f) a reasonably satisfactory ASTM 1527-00 Phase I Environmental Site Assessment ("Phase I ESA") provided by the Borrower to the Collateral Agent (and, if requested by the Collateral Agent based upon the results of such Phase I ESA, an ASTM 1527 Phase II Environmental Site Assessment) of each Facility, in form and substance and by an independent firm satisfactory to the Collateral Agent.

"Recipient" means any Agent and any Lender, as applicable.

"Reference Rate" means, for any period, the greatest of (a) 2.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal as the "Prime Rate" in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

"Reference Rate Loan" means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

"Register" has the meaning specified therefor in Section 12.07(f).

"Registered Intellectual Property" means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

"Registered Loans" has the meaning specified therefor in Section 12.07(f).

"Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

"Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

"Related Party Assignment" has the meaning specified therefor in Section 12.07(c)(ii).

"Related Party Register" has the meaning specified therefor in Section 12.07(f).

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) perform any other actions authorized by 42 U.S.C. § 9601.

"Replacement Assets" has the meaning specified therefor in Section 2.05(c)(v).

"Replacement Lender" has the meaning specified therefor in Section 12.02(b).

"Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

"Required Lenders" means, at any time, Lenders whose Pro Rata Shares (calculated in accordance with clause (b) of the definition thereof) aggregate at least 50.1%.

"Requirements of Law" means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Reserve Percentage" means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

"Restricted Payment" means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such, or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to (x) any management agreement or (y) any consulting, monitoring, advisory or other services agreement outside the ordinary course of business, in any such case, to any of the shareholders or other equityholders holding 15% or more of any class of any Equity Interests of any Loan Party or any of its Subsidiaries.

"Sale and Leaseback Transaction" means, with respect to the Parent or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Parent or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

"School" means a postsecondary institution of higher education operated by any Loan Party that (a) for DOE purposes, consists of a main campus and any additional locations or branch campuses which, taken together, are identified by a single six-digit Office of Postsecondary Education Identification (OPE ID) number issued by the DOE and (b) for other purposes, consists of any campuses individually, in each case at which students are enrolled.

"SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

"Secured Party" means any Agent, and any Lender.

"Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

"Securitization" has the meaning specified therefor in Section 12.07(l).

"Security Agreement" means a Pledge and Security Agreement, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

"Significant Regulatory Event" means, as the context may require, (a) failure of a Loan Party's or any of its Subsidiaries' Schools (as defined for DOE purposes) to maintain a School's status as an "eligible institution," as defined in 34 C.F.R. Sections 600.2 and 600.5, (b) a failure of a Loan Party's or any of its Subsidiaries' Schools (as defined for DOE purposes) to maintain a School's eligibility to participate in the Federal Direct Loan or Federal Pell Grant Title IV Programs (including, without limitation, any suspension, termination or material limitation of a School's eligibility to participate in such Title  IV Programs), (c) a failure of a Loan Party's or any of its Subsidiaries' Schools to maintain in effect a School's Educational Approvals or material Accreditations that are required for such School's campuses to operate, or (d) any material limitation, suspension, fine, settlement, liability, disallowance, judgment or requirement to post an additional standby letter of credit in favor of the DOE or increase the amount of an existing standby letter of credit in favor of the DOE to an aggregate amount that is more than 10% of the Title IV Program funds received by the Loan Parties during the most recently completed Fiscal Year, in each case solely with respect to a Loan Party's or any of its Subsidiaries' Schools, or any other material sanction against the Borrower, any Loan Party, or any School by the DOE, an Educational Agency or a Governmental Authority, which failure of any of the types described in clauses (a), (b), (c) or (d) (each a "Relevant Failure"), when taken alone or together with all other such failures of any of the types described in clauses (a), (b), (c) or (d) occurring during the fiscal quarter in which such Relevant Failure occurred (the "Relevant Quarter") and the three fiscal quarters of the Loan Parties immediately preceding the Relevant Quarter, affects the Schools (as defined for other purposes) of a Loan Party or any of its Subsidiaries which, in aggregate, comprise 15% or more of the revenue of the Loan Parties and their Subsidiaries for the Relevant Quarter and the three fiscal quarters of the Loan Parties immediately preceding the Relevant Quarter.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

"Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Student Retention Rate" means, with respect to any campus of any Loan Party, a rate (expressed as a percentage) equal to (a) Adjusted Total Enrollment, less (b) All Other Withdrawals, divided by (c) Adjusted Total Enrollment.

"Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.  References to a Subsidiary shall mean a Subsidiary of the Parent unless the context expressly provides otherwise.

"Swap Obligation" means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Termination Date" means the first date on which all of the Obligations are paid in full in cash and the Commitments of the Lenders are terminated.

"Termination Event" means (a) a Reportable Event with respect to any Employee Plan, (b) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (c) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings by the PBGC to terminate an Employee Plan, or (e) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

"Term Loan" means, collectively, the loans made by the Term Loan Lenders to the Borrower on the Effective Date pursuant to Section 2.01.

"Term Loan Amount" means an amount equal to $100,000,000.

"Term Loan Commitment" means, with respect to each Lender, the commitment of such Lender to make the Term Loan to the Borrower in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

"Term Loan Lender" means a Lender with a Term Loan Commitment or a Term Loan.

"Term Loan Obligations" means any Obligations with respect to the Term Loan (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

"Title IV" means Title IV of the Higher Education Act of 1965, as amended (20 U.S.C. §§ 1070 et seq.) and any amendments or successor statutes thereto.

"Title IV Federal Funds Account" means any bank account holding "Title IV, HEA program funds" on behalf of any School pending disbursement of such funds to eligible students under the terms of 34 C.F.R. Section 668.163.

"Title IV Programs" means the Title IV Programs listed in 34 C.F.R. Section 668.1(c).

"Title Insurance Policy" means a mortgagee's loan policy, in form and substance satisfactory to the Collateral Agent, together with such endorsements thereto, issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise reasonably satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements satisfactory to the Collateral Agent, delivered to the Collateral Agent.

"Total Commitment" means the Total Term Loan Commitment.

"Total Term Loan Commitment" means the sum of the amounts of the Lenders' Term Loan Commitments.

"Transferee" has the meaning specified therefor in Section 2.09(a).

"UCC Filing Authorization Letter" means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.

"Uniform Commercial Code" or "UCC" has the meaning specified therefor in Section 1.04.

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"WARN" has the meaning specified therefor in Section 6.01(p).

"Withholding Agent" means any Loan Party and the Administrative Agent.

"Working Capital" means, at any date of determination thereof, (a) the sum, for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus (b) the sum, for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt and all accrued interest and taxes).

"2009 RSA" means the Risk Sharing Agreement, dated as of February 20, 2009, between the Borrower and the 2009 RSA Entity, as amended, modified, supplemented, replaced, renewed or refinanced from time to time in accordance with the terms thereof and this Agreement.

"2009 RSA Guarantees" means the Loan Parties' obligations under or related to the 2009 RSA Guaranty Documents.

"2009 RSA Guaranty Documents" means the 2009 RSA, and any other document, instrument or agreement relating to the 2009 RSA Loan Program, in each case as amended, modified, supplemented, replaced, renewed or refinanced from time to time in accordance with the terms thereof and this Agreement.

"2009 RSA Entity" means Student CU Connect CUSO, LLC, a Delaware limited liability company.

"2009 RSA Loan Program" means the student loan program established by the 2009 RSA Entity to provide private education loans to students attending the Loan Parties' institutions.

Section 1.02 Terms Generally

.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  The word "will" shall be construed to have the same meaning and effect as the word "shall".  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03 Certain Matters of Construction

.  References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by the Required Lenders.  Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase "to the knowledge of any Loan Party" or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer's duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04 Accounting and Other Terms

.

(a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.  For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).  Notwithstanding the foregoing, (i) with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 840 on the definitions and covenants herein, GAAP as in effect on the Effective Date shall be applied and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Parent and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code" or the "UCC") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

(c) With respect to any period during which any acquisition or sale, transfer or other disposition occurs, for purposes of determining compliance with the covenants or ratios contained in Section 7.03, or for purposes of determining the Consolidated Net Interest Expense, Consolidated EBITDA, Fixed Charge Coverage Ratio, and Leverage Ratio, calculations with respect to such period shall be made after giving pro forma effect to such transaction, with such pro forma adjustments being reasonably acceptable to the Collateral Agent, as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 7.01(a)(ii) or 7.01(a)(iii).

Section 1.05 Time References

.  Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments

.  (a)  Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Term Loan Lenders severally agree, ratably in accordance with their respective Term Loan Commitments, and on the terms and conditions hereinafter set forth (including subject to the satisfaction (or waiver) of the conditions precedent set forth in Article V hereof), to make Loans (collectively, the "Term Loan") to the Borrower on the Effective Date in an aggregate principal amount not to exceed the Term Loan Amount.

(b) Notwithstanding the foregoing,

(i) The Total Term Loan Commitment and each Lender's Term Loan Commitment shall terminate immediately and without further action upon the making of the Term Loan.

(ii) The Term Loan shall be available to the Borrower in one draw on the Effective Date in an aggregate principal amount not to exceed the Term Loan Amount.  Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loans

.  (a)  The Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit C hereto (a "Notice of Borrowing")), not later than 12:00 noon (New York City time) on the date which is 3 Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan).  Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) whether the Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, and (iii)  the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loan hereunder, must be the Effective Date.  The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent).  The Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic Notice of Borrowing.  The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary.  The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.

(c) All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Term Loan Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03 Repayment of Loans; Evidence of Debt

.

(a) The outstanding unpaid principal amount of the Term Loan shall be repayable in consecutive quarterly installments, on the first Business Day of each December, March, June and September commencing on March 1, 2015, and ending on the Final Maturity Date, each in an amount equal to (i) during Fiscal Year 2015, $2,500,000, (ii) during Fiscal Year 2016, $5,000,000 and (iii) during Fiscal Year 2017, $7,500,000; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d) The entries made in the accounts maintained pursuant to Section 2.03(b) or Section 2.03(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(b) and the accounts maintained pursuant to Section 2.03(c), the accounts maintained pursuant to Section 2.03(c) shall govern and control.

(e) Any Lender may request that any Loan made by it be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower.  Thereafter, such Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest

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(a) Term Loan.  Subject to the terms of this Agreement, at the option of the Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan.  Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(b) Default Interest.  To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default the principal of, and all overdue interest on, all overdue Loans, fees, overdue indemnities or any other overdue Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(c) Interest Payment.  Interest on each Loan shall be payable (i) monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made, and (ii) at maturity (whether upon demand, by acceleration or otherwise).  Interest at the Post-Default Rate shall be payable on demand.  The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder.

(d) General.  All interest shall be computed on the basis of a year of 360 days (or, in the case when the Reference Rate is based on the "Prime Rate", 365 days (or 366 days in a leap year)) for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans

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(a) Reduction of Commitments.  The Total Term Loan Commitment shall be reduced and terminated in accordance with Section 2.01(b).

(b) Optional Prepayment.

(i) [Intentionally Omitted].

(ii) Term Loan.  The Borrower may, at any time and from time to time, upon at least 5 Business Days' prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part.  Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Prepayment Premium, if any, payable in connection with such prepayment of the Term Loan.  Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.

(iii) Termination of Agreement.  The Borrower may, upon at least 10 Business Days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations in full, plus the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement; provided that such notice may provide that it is conditioned upon the consummation of other financing or the consummation of a sale of Equity Interests, in which case, such notice may be revoked or extended by the Borrower if any such condition is not satisfied prior to the date of termination of this Agreement in such notice.  If the Borrower has sent a notice of termination pursuant to this Section 2.05(b)(iii), then the Borrower shall be obligated to repay the Obligations in full, plus, the Applicable Prepayment Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice.

(c) Mandatory Prepayment.

(i) Contemporaneously with the delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ending December 31, 2015, or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), on the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii), the Borrower shall, (A) in the case of the Fiscal Year ending December 31, 2015, prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to the result of (to the extent positive) (1) 50.0% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year minus (2) the aggregate principal amount of all payments made by the Borrower pursuant to Section 2.05(b) for such Fiscal Year and (B) in the case of the Fiscal Year ending December 31, 2016, and each Fiscal Year ending thereafter, (1) if the Leverage Ratio of the Parent and its Subsidiaries as of the end of such Fiscal Year is (I) greater than 0.50:1.00, prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to the result of (to the extent positive) (x) 50.0% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year minus (y) the aggregate principal amount of all payments made by the Borrower pursuant to Section 2.05(b) for such Fiscal Year, or (II) equal to or less than 0.50:1.00, prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to the result of (to the extent positive) (x) 25.0% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year minus (y) the aggregate principal amount of all payments made by the Borrower pursuant to Section 2.05(b) for such Fiscal Year.

(ii) Immediately upon any Disposition (excluding Dispositions which qualify as Permitted Dispositions under any of clauses (a) through (f), (i), (j), (l) (but only in respect of ordinary course cash management activities) and (m) of the definition of Permitted Disposition) by any Loan Party or its Subsidiaries, the Borrower shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed for all such Dispositions $5,000,000 in any Fiscal Year.  Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(iii) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or upon an Equity Issuance (other than any Excluded Equity Issuances), the Borrower shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to (A) in the case of the issuance of any such Indebtedness, 100% of the Net Cash Proceeds received by such Person in connection therewith and (B) in the case of any such Equity Issuance, solely to the extent that (1) the Leverage Ratio for the most recent fiscal quarter (for which quarterly financial statements and a certificate of an Authorized Officer of the Parent are received by the Agents and the Lenders) ending prior to such Equity Issuance is greater than 0.50:1.00 or (2) Qualified Cash at the time of such Equity Issuance is less than $125,000,000, 50% of the Net Cash Proceeds received by such Person in connection therewith.  The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iv) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.

(v) Notwithstanding the foregoing, Net Cash Proceeds received by any Loan Party or any of its Subsidiaries from Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to 2.05(c)(iv) shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair or restore properties or assets (other than current assets) used in such Person's business ("Replacement Assets"), provided that (A) if the assets subject to such Extraordinary Receipt were subject to a Lien in favor of the Collateral Agent for the benefit of the Lenders then such Replacement Assets are subject to a first priority Lien in favor of the Collateral Agent, except that, during the term of this Agreement, up to $10,000,000 of Net Cash Proceeds from such Extraordinary Receipts relating to assets that were subject to a Lien in favor of the Collateral Agent for the benefit of the Lenders may be used for Replacement Assets constituting real property, including buildings, fixtures and other improvements thereon, not required to be subject to a Mortgage under this Agreement, (B) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (C) the Borrower delivers a certificate to the Administrative Agent within 5 days from the date of receipt of such Net Cash Proceeds, stating that such Net Cash Proceeds shall be used to replace, repair or restore properties or assets used in such Person's business within a period specified in such certificate not to exceed 180 days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (D) such Net Cash Proceeds are deposited in an account subject to a Control Agreement, and (E) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (C) above and (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(iv).

(d) Application of Payments.  Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity.  Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(e) Interest and Fees.  Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.07, and (iii) if such prepayment would reduce the amount of the outstanding Loans to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f) Cumulative Prepayments.  Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees

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(a) Applicable Prepayment Premium.  In the event of (i) an optional prepayment of the Loans pursuant to Section 2.05(b)(ii), (ii) the termination of this Agreement at any time prior to the 2 year anniversary of the Effective Date, for any reason, including (A) termination of this Agreement upon the election of the Required Lenders after the occurrence and during the continuation of an Event of Default (or, in the case of the occurrence of any Event of Default described in Section 9.01(f) or Section 9.01(g), automatically upon the occurrence thereof), (B) foreclosure and sale of Collateral, (C) sale of Collateral in any Insolvency Proceeding, or (D) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Agents and the Lenders, the Borrower shall pay to the Administrative Agent, for the account of the Lenders,  the Applicable Prepayment Premium, measured as of the date of such termination.  Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated for any reason, including because of default, sale, disposition or encumbrance (including that by operation of law or otherwise), the Applicable Prepayment Premium will also be due and payable as though said indebtedness was voluntarily prepaid and shall constitute part of the Obligations.  Any Applicable Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and the Loan Parties agree that it is reasonable under the circumstances currently existing.  The Applicable Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means.  EACH OF THE LOAN PARTIES EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.  Each Loan Party expressly agrees that:  (1) the Applicable Prepayment Premium is reasonable and is the product of an arm's length transaction between sophisticated business people, ably represented by counsel; (2) the Applicable Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (3) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Prepayment Premium; and (4) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph.  Each Loan Party expressly acknowledges that its agreement to pay the Applicable Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans.

(b) Audit and Collateral Monitoring Fees.  The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any or all of the Loan Parties and/or conduct inspections, audits, physical counts, valuations, appraisals and/or examinations of any or all of the Loan Parties, and one environmental site assessment of each Facility, at any time and from time to time.  The Borrower agrees to pay (i) $1,500 per day per examiner plus the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, inspections, audits, valuations, appraisals, environmental site assessments and/or examinations and (ii) the cost of all visits, inspections, audits, valuations, appraisals, environmental site assessments and/or examinations conducted by a third party on behalf of the Agents; provided that, so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be obligated to reimburse the Agents for such costs arising from (A) more than 2 audits during any calendar year, (B) more than 2 valuations during any calendar year, (C) more than 2 appraisals during any calendar year, (D) any environmental site assessment of each Facility during any calendar year unless the Agents have a good faith belief that such Facility has experienced an event that could reasonably be expected to result in environmental damages or a violation of Environmental Law applicable to such Facility, or (E) more than 2 examinations during any calendar year.

(c) Fee Letter.  As and when due and payable under the terms of the Fee Letter, the Borrower shall pay the fees set forth in the Fee Letter.

Section 2.07 LIBOR Option

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(a) The Borrower may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate (the "LIBOR Option") by notifying the Administrative Agent prior to 11:00 a.m. (New York City time) at least 3 Business Days prior to (i) the proposed borrowing date of a Loan (as provided in Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a LIBOR Rate Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a LIBOR Rate Loan as a LIBOR Rate Loan, the last day of the then current Interest Period (the "LIBOR Deadline").  Notice of the Borrower's election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of (A) a Notice of Borrowing (in the case of the initial making of a Loan) in accordance with Section 2.02 or (B) a LIBOR Notice (in the case of a conversion or a continuation of a Loan) prior to the LIBOR Deadline (or by telephonic notice received by the Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to the Administrative Agent of a LIBOR Notice received by the Administrative Agent prior to 5:00 p.m. (New York City time) on the same day)).  Promptly upon its receipt of each such LIBOR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders.  Each LIBOR Notice shall be irrevocable and binding on the Borrower.

(b) Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04(c).  On the last day of each applicable Interest Period, unless the Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder.  At any time that a Default or an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that any portion of the Loans bear interest at the LIBOR Rate and the Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder prior to the last day of the then current Interest Period.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrower (i) shall have not more than 5 LIBOR Rate Loans in effect at any given time, and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(d) The Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.

(e) Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

Section 2.08 Funding Losses

.  In connection with each LIBOR Rate Loan, the Borrower shall indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense incurred by any Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any Notice of Borrowing or LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, "Funding Losses").  Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate (which, for this purpose, shall be deemed to have been determined by reference to clause (a) of the definition of "LIBOR Rate") that would have been applicable thereto (but not including the Applicable Margin), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of an Agent or a Lender delivered to the Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09 Taxes

Section 2.10 .  (a) Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable law.  If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Secured Party (or any transferee or assignee thereof, including a participation holder (any such entity, a "Transferee")), (i) the applicable Withholding Agent shall make such deductions and (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an "Additional Amount") necessary such that after making all required deductions (including deductions applicable to additions sums payable under this Section 2.09) such Secured Party (or such Transferee) receives the amount equal to the sum it would have received had no such deductions been made.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.  Each Loan Party shall deliver to each Secured Party official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes (including, without limitation, Indemnified Taxes imposed on any amounts payable under this Section 2.09) paid by such Person, whether or not such Indemnified Taxes were correctly or legally asserted.  Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) (1) Each Lender (or Transferee) that is a U.S. Person shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents (or, in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 12.07(c)(ii) for recordation pursuant to Section 12.07(e), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only) executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax.  (2) Each Lender (or Transferee) that is not a U.S. Person (a "Non-U.S. Lender") agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after  the date upon which such Lender becomes a party hereto) deliver to the Agents (or, in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 12.07(c)(ii) for recordation pursuant to Section 12.07(e), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only) one properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments of interest hereunder.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office").  In addition, such Lender (or Transferee) or Agent shall deliver such forms within 20 days after receipt of a written request therefor from the Borrower or any Agent, the assigning Lender or the Lender granting a participation, as applicable.  Notwithstanding any other provision of this Section 2.09, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.09(d) that such Non-U.S. Lender is not legally able to deliver.

(e) Any Secured Party (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.09 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount that may thereafter accrue, would not require such Secured Party (or Transferee) to disclose any information such Secured Party (or Transferee) deems confidential and would not, in the sole determination of such Secured Party (or Transferee), be otherwise disadvantageous to such Secured Party (or Transferee).

(f) If any Secured Party (or a Transferee) shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes with respect to which any Loan Party has made an indemnity payment or paid additional amounts, pursuant to this Section 2.09, it shall promptly notify the Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the Loan Parties' expense.  If any Secured Party (or a Transferee) receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes with respect to which any Loan Party has made an Indemnity payment or paid additional amounts pursuant to this Section 2.09, it shall within 30 days from the date of such receipt pay over such refund to the Borrower, net of all out-of-pocket expenses of such Secured Party (or Transferee).

(g) If a payment made to a Lender (or Transferee) or any Agent under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender (or Transferee) or Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender (or Transferee) or Agent shall deliver to the Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agents such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agents as may be necessary for the Borrower and the Agents to comply with their obligations under FATCA and to determine that such Lender (or Transferee) or Agent has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.  Any forms, certifications or other documentation under this clause (g) shall be delivered by each Lender (or Transferee) and each Agent.

(h) The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.11 Increased Costs and Reduced Return

.  (a)  If any Secured Party shall have determined that any Change in Law shall (i) subject such Secured Party, or any Person controlling such Secured Party to any Taxes with respect to this Agreement or any Loan made by such Agent or such Lender, or change the basis of taxation of payments to such Secured Party or any Person controlling such Secured Party of any amounts payable hereunder (except for any Indemnified Taxes and any Excluded Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b) If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained,  such Secured Party's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party's or such other controlling Person's capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or any agreement to make Loans or such Secured Party's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Secured Party's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrower shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party's or such other controlling Person's capital.

(c) All amounts payable under this Section 2.10 shall bear interest from the date that is 10 days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate.  A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party's reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.12 Changes in Law; Impracticability or Illegality

.

(a) The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give the Borrower and the Administrative Agent notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).

(b) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to the Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrower shall not be entitled to elect the LIBOR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.

(c) The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS

Section 4.01 Payments; Computations and Statements

.  (a)  The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent's Account.  All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day.  All payments shall be made by the Borrower without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders.  Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.  The Lenders and Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document.  Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.01 have been satisfied.  Any amount charged to the Loan Account of the Borrower shall be deemed to be Obligations.  Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days.  Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations.  All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02 Sharing of Payments

.  Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply).  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.03 Apportionment of Payments

.  Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a) All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof to the extent set forth in any written agreement among the Agents and the Lenders) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders shall, apply all payments in respect of any Obligations, including without limitation, all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full; (iii) third, to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay the Term Loan Obligations in respect of any fees (other than any Applicable Prepayment Premium), expense reimbursements, indemnities and other amounts then due and payable to the Term Loan Lenders until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Term Loan until paid in full; (vi) sixth, ratably to pay principal of the Term Loan until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any Applicable Prepayment Premium then due and payable to the Lenders until paid in full; and (x) eighth, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of Section 4.03(b), "paid in full" means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d) In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section 4.04 Defaulting Lenders

.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b) The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by the Borrower to the Administrative Agent for such Defaulting Lender's benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender's Loans were funded by the other Lenders) or, if so directed by the Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender's Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrower as if such Defaulting Lender had made such Loans to the Borrower.  Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(c) Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrower to replace the Defaulting Lender with one or more substitute Lenders, and the Defaulting Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07.

(d) The operation of this Section 4.04 shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by the Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(e) This Section 4.04 shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrower shall have waived such Defaulting Lender's default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender's having been a Defaulting Lender.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness and All Loans

.  This Agreement and the obligation of any Agent or any Lender to make any Loan hereunder shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

(a) Payment of Fees, Etc.  The Borrower shall have paid on or before the Effective Date all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.

(b) Representations and Warranties; No Event of Default.  The following statements shall be true and correct:  (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification)) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality.  The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party.

(d) Delivery of Documents.  The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i) for the account of each Lender that requested a promissory note pursuant to Section 2.03(e), a promissory note conforming to the requirements of such section and executed by an Authorized Officer of the Borrower;

(ii) a Security Agreement, together with the original stock certificates representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(iii) a UCC Filing Authorization Letter, together with evidence satisfactory to the Collateral Agent of the filing of appropriate financing statements on Form UCC-1 in such office or offices as may be necessary to perfect the security interests purported to be created by each Security Agreement and each Mortgage;

(iv) the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens acceptable to the Collateral Agent);

(v) a Perfection Certificate;

(vi) the Fee Letter;

(vii) the Flow of Funds Agreement;

(viii) the Intercompany Subordination Agreement;

(ix) with respect to each Facility (other than any Facility owned by Daniel Webster College), a Mortgage and each of the other Real Property Deliverables;

(x) a certificate of an Authorized Officer of each Loan Party, certifying (A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 60 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of the Borrower, including, without limitation, Notices of Borrowing, LIBOR Notices and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers and (D) as to the matters set forth in Section 5.01(b);

(xi) a certificate of the chief financial officer of the Parent (A) certifying that all Federal and material state and local tax returns required to be filed by the Loan Parties have been filed and all taxes upon the Loan Parties or their properties, assets, and income (including real property taxes and payroll taxes) have been paid except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves in accordance with GAAP, (B) attaching a copy of the Financial Statements and the Projections described in Section 6.01(g)(ii) hereof and certifying as to the compliance with the representations and warranties set forth in Section 6.01(g)(i) and Section 6.01(aa)(ii) and (C) certifying that after giving effect to all Loans to be made on the Effective Date, the refinancing of the Existing Credit Facility, and the payment of fees and expenses related to this Agreement, (1) the aggregate amount of Qualified Cash on the Effective Date is not less than $75,000,000 and (2) all liabilities of the Loan Parties are current;

(xii) a certificate of the chief financial officer of the Parent, certifying as to the solvency of the Parent and its Subsidiaries on a consolidated basis (both before and after giving effect to the Loans made on the Effective Date);

(xiii) a certificate of an Authorized Officer of the Borrower certifying that (A) the attached copies the Material Contracts as in effect on the Effective Date are true, complete and correct copies thereof, and (B) such agreements (except as set forth on Schedule 6.01(v)(ii)) remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xiv) a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than 60 days prior to the Effective Date as to the valid existence and good standing of, and the payment of taxes by (to the extent provided by such jurisdiction), such Loan Party in such jurisdictions;

(xv) an opinion of Cravath, Swaine & Moore LLP, special counsel to the Loan Parties, which opinion shall be in form and substance satisfactory to the Collateral Agent, as to such matters as the Collateral Agent may reasonably request;

(xvi) opinions of Morris, Nichols, Arsht & Tunnell LLP and Faegre Baker Daniels LLP, each acting as local counsel to the Loan Parties, which opinions shall be in form and substance satisfactory to the Collateral Agent, as to such matters as the Collateral Agent may reasonably request;

(xvii) evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement, and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof;

(xviii) evidence of the payment in full of all Indebtedness under the Existing Credit Facility (other than letters of credit, including the DOE Letter of Credit, outstanding under the Existing Credit Facility as of the Effective Date), together with (A) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lenders, (B) a satisfaction of mortgage or equivalent instrument for each mortgage filed by the Existing Lenders on each Facility, (C) a termination of security interest in Intellectual Property for each assignment for security recorded by the Existing Lenders at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, and (D) UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Lenders and covering any portion of the Collateral; and

(xix) all Control Agreements that, in the reasonable judgment of the Agents, are required for the Loan Parties to comply with the Loan Documents as of the Effective Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution.

(e) Security Interests.  The Loan Documents shall create in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable first priority security interest in the Collateral secured thereby (subject only to Permitted Liens and except to the extent permitted by the terms of the Loan Documents).  There shall not be any restrictions on the assignment by any Loan Party of any of its material rights with respect to material Intellectual Property.

(f) Cash Management.   The Agents and the Lenders, in their sole discretion, shall be satisfied with the cash management systems of the Loan Parties.

(g) Material Adverse Effect.  The Collateral Agent shall have determined, in its sole judgment, that no event or development (other than any event or development disclosed in the Parent's Form 10-K filed with the SEC on October 16, 2014) shall have occurred since December 31, 2013, which could reasonably be expected to have a Material Adverse Effect.

(h) Approvals; Litigation.  All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties' business shall have been obtained and shall be in full force and effect.  There shall exist (i) no action, suit, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority or (ii) to the knowledge of any Loan Party, no claim or investigation pending or threatened in any court or before any arbitrator or Governmental Authority, in any such case, which (A) relates to the making of the Loans, or (B) other than any claim, action, suit, investigation, litigation or proceeding disclosed in the Parent's Form 10-K filed with the SEC on October 16, 2014 or as set forth on Schedule 6.01(dd), could reasonably be expected to have a Material Adverse Effect.

(i) Compliance with Law; Margin Rules.  The Loan Parties and their Subsidiaries shall be in compliance with all material Requirements of Law, including Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(j) Notices.  The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties

.  Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a) Organization, Good Standing, Etc

.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc

.   The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C) any Material Contract binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals

.   No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Effective Date.

(d) Enforceability of Loan Documents

.  This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

(e) Capitalization

.  On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Parent and each of its Subsidiaries and the issued and outstanding Equity Interests of the Parent and each of its Subsidiaries are as set forth on Schedule 6.01(e).  All of the issued and outstanding shares of Equity Interests of the Parent and each of its Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  All Equity Interests of such Subsidiaries of the Parent are owned by the Parent free and clear of all Liens (other than Permitted Specified Liens).  Except as described on Schedule 6.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of the Parent or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of the Parent or any of its Subsidiaries.

(f) Litigation

.  Except as set forth in Schedule 6.01(f) or as disclosed in the Parent's Form 10-K filed with the SEC on October 16, 2014), there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g) Financial Statements

.

(i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP.  All material indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments), direct or contingent, of the Parent and its Subsidiaries are set forth in the Financial Statements.  Since December 31, 2013, no event or development (other than any event or development disclosed in the Parent's Form 10-K filed with the SEC on October 16, 2014) has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) The Parent has heretofore furnished to each Agent and each Lender (A) projected quarterly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from June 30, 2014, through December 31, 2017, and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending December 31, 2014 through December 31, 2017, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii).

(h) Compliance with Law, Etc

.  No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, or (ii) except as disclosed in the Parent's Form 10-K filed with the SEC on October 16, 2014 or as set forth on Schedule 6.01(h), (A) any material Requirements of Law (other than Educational Laws) applicable to it or (B) any material term of any Material Contract binding on or otherwise affecting it or any of its properties, and no default or event of default has occurred and is continuing thereunder.

(i) ERISA

.  Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code.  Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability.  No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.  There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan.  Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment.

(j) Taxes, Etc

.  (i) All Federal and material state and local tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party have been filed, or extensions have been obtained, and (ii) all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party in an aggregate amount for all such taxes, assessments and other governmental charges exceeding $15,000,000 and which have become due and payable on or prior to the date hereof have been paid before delinquency, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X

.  No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l) Nature of Business

.

(i) No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l).

(ii) No Subsidiary of the Parent that is not a Loan Party has any material liabilities, owns any assets with a value in excess of $1,000,000, or engages in any operations or business.

(m) Adverse Agreements, Etc

.  Except as disclosed in the Parent's Form 10-K filed with the SEC on October 16, 2014, no Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has had a Material Adverse Effect.

(n) Permits, Etc

.  Except as disclosed in the Parent's Form 10-K filed with the SEC on October 16, 2014, each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals and entitlements, other than Educational Approvals, required for such Person lawfully to own, lease, manage or operate each business and Facility currently owned, leased, managed or operated by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect.  Except as disclosed in the Parent's Form 10-K filed with the SEC on October 16, 2014, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval or entitlement that could reasonably be expected to have a Material Adverse Effect.

(o) Properties

.  Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(p) Employee and Labor Matters

.  There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the best knowledge of each Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party.  No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, which violation could reasonably be expected to result in a Material Adverse Effect.  All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

(q) Environmental Matters

.  Except as set forth on Schedule 6.01(q), (i) the operations of each Loan Party are in compliance with all Environmental Laws in all material respects; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (iv)  to the knowledge of each Loan Party, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to have a Material Adverse Effect; (v) to the knowledge of each Loan Party, no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's failure to maintain or comply with could not reasonably be expected to have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(r) Insurance

.  Each Loan Party maintains the insurance and required services and financial assurance as required by law and as required by Section 7.01(h).  Schedule 6.01(r) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(s) Use of Proceeds

.  The proceeds of the Loans shall be used (i) to refinance Indebtedness under the Existing Credit Facility, (ii) to pay fees and expenses related to this Agreement and (iii) for general working capital purposes of the Loan Parties.

(t) Solvency

.  After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan the Loan Parties on a consolidated basis are, Solvent.  No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(u) Intellectual Property

.  Except as set forth on Schedule 6.01(u), each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 6.01(u) is a complete and accurate list as of the Effective Date of (i) each item of Registered Intellectual Property owned by each Loan Party; (ii) each material work of authorship owned by each Loan party and which is not Registered Intellectual Property, and (iii) each material Intellectual Property Contract to which each Loan Party is bound. No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(v) Material Contracts

.  Set forth on Schedule 6.01(v)(i) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto.  Except as set forth on Schedule 6.01(v)(ii), each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

(w) Investment Company Act

.  None of the Loan Parties is (i) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that may render all or a portion of the Obligations unenforceable.

(x) [Intentionally Omitted]

.

(y) Anti-Money Laundering and Anti-Terrorism Laws

.

(i) None of the Loan Parties, nor any Subsidiary of any of the Loan Parties, has violated or is in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws or has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii) None of the Loan Parties, nor any Subsidiary of any of the Loan Parties, nor any officer or director of any of the Loan Parties, nor, to the knowledge of the Loan Parties, any of the Loan Parties' respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Blocked Person.

(iii) None of the Loan Parties, nor, to the knowledge of the Loan Parties, any of their agents acting in any capacity in connection with the Loans or other transactions hereunder, (A) conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any OFAC Sanctions Programs.

(z) Anti-Bribery and Anti-Corruption Laws

.

(i) The Loan Parties are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), the UK Bribery Act (the "UK Act") and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the "Anti-Corruption Laws").

(ii) None of the Loan Parties has at any time:

(A) offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, representative, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority thereof, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, "Foreign Official"), for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(B) acted or attempted to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(iii) There are, and have been, to the knowledge of Parent or any of its Subsidiaries, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Corruption Law by any of the Loan Parties or any of their respective current or former directors, officers, employees, stockholders or agents, or other persons acting or purporting to act on their behalf.

(iv) The Loan Parties have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(aa) Full Disclosure

.

(i) Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information and projections and information of a general economic nature and general information about the Borrower's industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading.

(ii) Projections, have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Lenders, and Parent is not aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that (A) Projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties' control, (B) actual results may differ materially from the Projections and such variations may be material and (C) the Projections are not a guarantee of performance.

(bb) Educational Agency Approvals

.  Except as set forth on Schedule 6.01(bb) or as disclosed in the Parent's Form 10-K filed with the SEC on October 16, 2014, since the Compliance Date, Loan Parties and each campus or location of any School, as applicable, have received all Educational Approvals necessary to conduct its operations and to offer educational programs.  Without limiting the foregoing, except as set forth on Schedule 6.01(bb) or as disclosed in the Parent's Form 10-K filed with the SEC on October 16, 2014, since the Compliance Date, the Loan Parties, and each School, and each campus or location thereof, as applicable, (i) has qualified under all necessary laws and regulations to participate in Title IV Programs, and has been approved by the DOE for that purpose; (ii) has been Accredited by the applicable Accrediting Bodies; and (iii) has received and maintained, as applicable, all Educational Approvals from any other applicable Educational Agency that are required for the campus to operate or offer educational programs.  Except as set forth on Schedule 6.01(bb), no Educational Approval or consent is required to be obtained from, and no notification is required to made to, any Educational Agency in connection with the transactions contemplated by this Agreement.

(cc) Proceedings and Investigations.  Except as set forth on Schedule 6.01(cc) or as disclosed in the Parent's Form 10 K filed with the SEC on October 16, 2014, (i) no lawsuit or administrative proceeding is pending or, to the knowledge of the Loan Parties, threatened or (ii) to the knowledge of the Loan Parties, no investigation is pending or threatened, in any such case, which could reasonably be expected to result in (A) a Significant Regulatory Event that could reasonably be expected to result in (1) a loss to a Loan Party in an amount in excess of $25,000,000 or (2) a loss of any Educational Approval that is required for any School owned or operated by a Loan Party or any campus or location thereof to operate, or (B) a finding of Title IV ineligibility of any such School, campus or location owned or operated by any Loan Party.

(dd) Educational Laws

(ee) .  Except as disclosed in the Parent's Form 10-K filed with the SEC on October 16, 2014 or as set forth on Schedule 6.01(dd), since the Compliance Date, each of the Loan Parties, each School owned or operated by a Loan Party and each campus or location thereof, as applicable, has been in compliance in all material respects with all applicable Educational Laws, other than a failure to comply that could not reasonably be expected to result in (i) a loss to a Loan Party in an amount in excess of $25,000,000 or (ii) a loss of any Educational Approval that is required for such School, campus or location to operate.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants

.  So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements.  Furnish to each Agent and each Lender:

(i) within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared consolidated and consolidating statements of operations and retained earnings and cash flow forecasts as at the end of such fiscal month, all in reasonable detail and in the form attached hereto as Exhibit E;

(ii) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(iii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, statements of operations and retained earnings and statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agents (which opinion shall be without (1) a "going concern" or like qualification or exception (except to the extent such qualification or exception relates to the maturity of the Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents), (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03), together with a written statement of such accountants (x) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (y) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (a "Compliance Certificate"):

(A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were, to the knowledge of such Authorized Officer, in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the occurrence and continuance during such period of an Event of Default or Default or, if an Event of Default or Default had occurred and continued or is continuing, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto and disclosing any transaction with an Affiliate that results or would result in the payment of an amount in excess of $10,000,000;

(B) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (ii) and (iii) of this Section 7.01(a), (1) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 and (2) including a discussion and analysis of the financial condition and results of operations of the Parent and its Subsidiaries for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year; and

(C) in the case of the delivery of the financial statements of the Parent and its Subsidiaries required by clause (iii) of this Section 7.01(a), attaching (1) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party and all material insurance coverage planned to be maintained by any Loan Party, together with such other related documents and information as the Administrative Agent may reasonably require, (2) the calculation of the Excess Cash Flow in accordance with the terms of Section 2.05(c)(i), and (3) confirmation that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained  therein;

(v) [intentionally omitted];

(vi) as soon as available and in any event within 5 Business Days after the end of each month commencing with the first month ending after the Effective Date, a certificate of an Authorized Officer of the Borrower, in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Borrower as being accurate and complete, setting forth the amount of cash and Cash Equivalents of the Loan Parties as at the end of such month;

(vii) as soon as available and in any event not later than 30 days prior to the end of each Fiscal Year, a certificate of an Authorized Officer of the Parent (A) attaching Projections for the Parent and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and (B) certifying that the representations and warranties set forth in Section 6.01(g)(ii) are true and correct with respect to the Projections;

(viii) the Borrower shall, at the request of an Agent (not to exceed more than once per month), make its representative available for a conference call to provide an oral summary of any material regulatory matters affecting the Loan Parties or any of their Schools to the extent that such information is not otherwise protected by legal privileges;

(ix) as soon as possible, and in any event within 5 Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(x) (A) as soon as possible and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that, except as set forth on Schedule 6.01(i), (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(xi) not later than 10 Business Days after service of process with respect thereto on any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which could reasonably be expected to have a Material Adverse Effect;

(xii) as soon as practicable and in any event within 15 Business Days after (A) the execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract and (B) the occurrence of any "Default" or "Event of Default" (or any comparable terms) under, and as defined in any Material Contract, notice of any such "Default" or "Event of Default";

(xiii) promptly (but in any case no later than 10 Business Days after the occurrence thereof), written notice to the Agent of (A) any written request or demand by the DOE for an increase in the amount of the DOE Letter of Credit or additional letter of credit, (B) any writing from an Educational Agency that, clearly on its face, threatens the loss of any Educational Approval of the Borrower or any School, or any campus or location thereof required to operate, or reasonably threatens action placing a School or campus or location thereof on probation or requiring such School or such campus or location thereof to show cause as to why its Accreditation should not be revoked), (C) any pending investigation, audit (including an audit by the Office of Inspector General) or administrative proceeding with respect to any Loan Party or any of their Schools (as defined for other purposes), by an Educational Agency (including DOE's Office of Inspector General), for which such Loan Party or School has been notified in writing or for which such Loan Party or School has engaged in any direct communication with such Educational Agency (including DOE's Office of Inspector General), excluding program reviews, visits, examinations and any other type of proceedings that occur in the ordinary course of business of the Loan Parties or any of their Schools, that if adversely determined could result in a request for repayment of Title IV Program funds or other sanctions in an amount equal to or greater than $25,000,000 or (D) the occurrence of any other event which would be reasonably likely to cause a School (as defined for DOE purposes) to (x) cease to qualify as an "eligible institution," as defined in 34 C.F.R. §600.5 or (y) lose Title IV eligibility such that the result is likely to be a loss of more than 10% of the Federal Direct Loan or Federal Pell Grant Title IV Program funds received by its campuses, in the aggregate, in the immediately preceding fiscal year or (z) lose its eligibility to participate in the Federal Direct Loan or Federal Pell Grant Title IV Programs in which it participates.

(xiv) promptly after (A) the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC and (B) the receipt thereof, a copy of any material notice received from any holder of its Indebtedness having an aggregate principal amount of at least $17,500,000;

(xv) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xvi) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 7.02(q), the consolidated financial statements of the Parent and its Subsidiaries delivered pursuant to clauses (i), (ii) and (iii) of this Section 7.01(a) will differ from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Agents; and

(xvii) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

(b) Additional Borrowers, Guarantors and Collateral Security.  Cause:

(i) each Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to the Collateral Agent promptly and in any event within 5 Business Days after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor, (B) a supplement to the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement, (2) undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (3) such opinions of counsel as the Collateral Agent may reasonably request, (C) to the extent required under the terms of this Agreement, one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien (in terms of priority, subject only to Permitted Specified Liens) on such real property and such other Real Property Deliverables as may be required by the Collateral Agent with respect to each such real property, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within 5 Business Days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the Security Agreement, (B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, (C) such opinions of counsel as the Collateral Agent may reasonably request and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Collateral Agent.

(c) Compliance with Laws; Payment of Taxes.

(i) Comply, and cause each of its Subsidiaries to comply, (x) in all material respects, with all material Requirements of Law applicable to the Loan Parties (other than Educational Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing) and (y) except to the extent where failure to so comply could not reasonably be expected to result in a Material Adverse Effect, with all Educational Laws applicable to the Loan Parties.

(ii) Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all taxes, assessments and other governmental charges imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries in an aggregate amount for all such taxes, assessments and other governmental charges exceeding $5,000,000, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights.  Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours and upon reasonable prior written notice, at the expense of the Borrower (subject to the limitations set forth in Section 2.06(b)), to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, one Phase I Environmental Site Assessment of each Facility (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment of each Facility) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (in the presence of representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(g) Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

(h) Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent, worker's compensation and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and, in any event, in an amount, adequacy and scope reasonably satisfactory to the Collateral Agent, it being understood that the insurance (including the amount, adequacy and scope thereof) as in effect on the Effective Date is satisfactory to the Collateral Agent.  All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with (other than with respect to director and officer policies) the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days' (10 days' in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower's expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc.  Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(j) Environmental.  (i) Keep any Facility free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within 5 days of any Release of a Hazardous Material in excess of any reportable quantity from or onto any Facility and take any Remedial Actions required under applicable Environmental Laws to abate said Release; and (iv) provide the Agents with written notice within 10 days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any Facility; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to have a Material Adverse Effect.

(k) Fiscal Year.  Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(l) After Acquired Real Property.  Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being a "New Facility") with a Current Value (as defined below) in excess of $1,000,000, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section, the "Current Value").  The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility.  Within 30 days after receipt of such notice (or such longer period as the Collateral Agent may agree) requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Facility shall furnish the same to the Collateral Agent.  The Borrower shall pay all fees and expenses, including, without limitation, reasonable attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section 7.01(l).

(m) Anti-Bribery and Anti-Corruption Laws.  Maintain, and cause each of its Subsidiaries to maintain, anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(n) Lender Meetings.  Upon the request of any Agent or the Required Lenders (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than 3 times during each Fiscal Year), participate in a meeting with the Agents and the Lenders at the Borrower's corporate offices (or (i) at such other location as may be agreed to by the Borrower and such Agent or the Required Lenders or (ii) by conference call) at such time as may be agreed to by the Borrower and such Agent or the Required Lenders.

(o) Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (A) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.  For the avoidance of doubt, the Collateral shall not include assets as to which the Collateral Agent and the Borrower agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.  The Borrower covenants and agrees to provide to the Collateral Agent on or before January 31, 2015 (or such later date as the Collateral Agent may agree) such documents as required by Section 5.01(d)(ix) with respect to the real property owned in fee by Daniel Webster College.

Section 7.02 Negative Covenants

.  So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file a financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens.

(b) Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions.

(i) Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that (x) any Loan Party or wholly-owned Subsidiary of a Loan Party (A) may be merged into a Loan Party, (B) may consolidate or amalgamate with a Loan Party or (C) may transfer all or substantially all of its assets to a Loan Party (including by way of a dissolution, winding-up or liquidation) and (y) any Subsidiary that is not a Loan Party may be merged into, or may be consolidated or amalgamated with, any other Subsidiary that is not a Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 5 Business Days' prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, but not limited to, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) in the case of clause (x) above, the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation and (E) in the case of clause (x) above, the surviving Subsidiary, as the result of a merger, consolidation or amalgamation with a Loan Party, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary is the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation; and

(ii) Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing unless the making of such Disposition is contingent upon the substantially concurrent repayment in full of the Obligations), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d) Change in Nature of Business.

(i) Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(ii) Permit any Subsidiary of the Parent that is not a Loan Party to have any material liabilities, own any assets with a value in excess of $1,000,000 or engage in any operations or business.

(e) Loans, Advances, Investments, Etc.  Make, or commit or agree to make (unless such commitment or agreement is conditioned upon the repayment in full of the Obligations), or permit any of its Subsidiaries to make, or commit or agree to make (unless such commitment or agreement is conditioned upon the repayment in full of the Obligations), any Investment in any other Person except for Permitted Investments.

(f) Sale and Leaseback Transactions.  Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.

(g) Capital Expenditures.  Make, or commit or agree to make (unless such commitment or agreement is conditioned upon the repayment in full of the Obligations), or permit any of its Subsidiaries to make, or commit or agree to make (unless such commitment or agreement is conditioned upon the repayment in full of the Obligations), any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any Fiscal Year to exceed $40,000,000.

(h) Restricted Payments.  Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

(i) Federal Reserve Regulations.  Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business in a manner and to an extent necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(e) and Section 7.02(g), (iv) sales of Qualified Equity Interests of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, and (v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary.

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any extension, replacement or continuation of any such agreement; provided that any such encumbrance or restriction contained in such extended, replaced or continued agreement is no less favorable to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv), (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E) customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F) customary restrictions on assets that were financed with Permitted Purchase Money Indebtedness;

(G) customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets;

(H) customary restrictions in contracts that prohibit the assignment of such contract; or

(I) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness.

(l) Limitations on Negative Pledges.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following:  (i) this Agreement and the other Loan Documents, and (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, and (iv) customary provisions in leases restricting the assignment or sublet thereof.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness outstanding on the Effective Date or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be materially adverse to the Lenders or the issuer of such Indebtedness in any respect;

(ii) except for the Obligations, (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness outstanding on the Effective Date (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due) other than payments under the 2009 Guarantees, the other 2009 Guaranty Documents, the PEAKS Guarantees and the other PEAKS Guaranty Documents, in each case, so long as no Event of Default has occurred and is continuing at the time of any such payment or would result therefrom, (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness), (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any subordinated indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any irrevocable notice with respect to any of the foregoing, other than Indebtedness permitted under this Agreement and secured by a Lien permitted under this Agreement on the asset so sold;

(iii) amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders' agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; or

(iv) agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver would be reasonably likely to result in a Material Adverse Effect.

(n) Investment Company Act of 1940.  Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

(o) ERISA

.  Except as set forth on Schedule 6.01(i), (i) engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

(p) Environmental.  Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance in all material respects with Environmental Laws.

(q) Accounting Methods.  Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).

(r) Anti-Money Laundering and Anti-Terrorism Laws.

(i) None of the Loan Parties, shall, and will procure that none of their Subsidiaries or agents, shall:

(A) conduct any business or engage in any transaction or dealing with or, to the knowledge of any Loan Party, for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person;

(B) deal in, or, to the knowledge of any Loan Party, otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the OFAC Sanctions Programs;

(C) use any of the proceeds of the transactions contemplated by this Agreement to knowingly finance, promote or otherwise support in any manner any illegal activity, including, without limitation, any violation of the Anti-Money Laundering and Anti-Terrorism Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or

(D) violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii) None of the Loan Parties, nor any Subsidiary of any of the Loan Parties, nor any officer or director of any of the Loan Parties, nor to the knowledge of the Loan Parties, any of the Loan Parties' respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, shall be or shall become a Blocked Person.

(s) Anti-Bribery and Anti-Corruption Laws.  None of the Loan Parties shall:

(i)  offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or knowingly indirectly, to or for the benefit of any Foreign Official for the purpose of: (A) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (B) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (C) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(ii) act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

Section 7.03 Financial Covenants

.  So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Leverage Ratio

.  Permit the Leverage Ratio of the Parent and its Subsidiaries for any period of 12 consecutive fiscal months of the Parent and its Subsidiaries for which the last fiscal month ends on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Month End	Leverage Ratio
December 31, 2014	2.25:1.00
March 31, 2015	2.25:1.00
June 30, 2015	2.25:1.00
September 30, 2015	2.25:1.00
December 31, 2015	2.00:1.00
March 31, 2016	1.75:1.00
June 30, 2016	1.75:1.00
September 30, 2016	1.50:1.00
December 31, 2016	1.50:1.00
March 31, 2017	1.50:1.00
June 30, 2017	1.50:1.00
September 30, 2017	1.50:1.00

(b) Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for any period set forth below for which the last month ends on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Month End	Fixed Charge Coverage Ratio
For the three fiscal months ending December 31, 2014	1.25:1.00
For the six fiscal months ending March 31, 2015	1.25:1.00
For the nine fiscal months ending June 30, 2015	1.25:1.00
For the twelve fiscal months ending September 30, 2015	1.25:1.00
For the twelve fiscal months ending December 31, 2015	1.00:1.00
For the twelve fiscal months ending March 31, 2016	0.75:1.00
For the twelve fiscal months ending June 30, 2016	0.75:1.00
For the twelve fiscal months ending September 30, 2016	0.75:1.00
For the twelve fiscal months ending December 31, 2016	0.75:1.00
For the twelve fiscal months ending March 31, 2017	0.75:1.00
For the twelve fiscal months ending June 30, 2017	1.00:1.00
For the twelve fiscal months ending September 30, 2017	1.00:1.00

(c) Minimum DOE Ratio.  Permit the DOE Ratio of any Loan Party beginning with the 2014 Fiscal Year, to be less than 1.0 in any one Fiscal Year.

(d) Cohort Default Rate.  Permit the Cohort Default Rate for any School (as defined for DOE purposes) to equal or exceed 30% for any  two consecutive  federal fiscal  years or to equal or exceed 40% for any one federal fiscal year, commencing  with the Cohort  Default Rate for the 2012  federal fiscal year, subject to the completion of a customary appeals process after the federal fiscal year.

(e) 90/10 Rule.  Permit any School (as defined for DOE purposes) that fails to be in compliance with the "90/10 Rule" under 34 C.F.R. Section 668.14(b)(16) and the Higher Education Act for one fiscal year to fail to provide to the Agent by the end of the subsequent fiscal year a copy of the documentation that such School is required to submit to the DOE projecting that such School will be in compliance with the 90/10 Rule in the fiscal year succeeding the failed fiscal year.

(f) Gainful Employment.  Permit a GE Program or GE Programs (i) in which new students are currently being enrolled at the Schools (as defined for DOE purposes), (ii) in which 20% or more of all students of the Loan Parties, in the aggregate, are currently enrolled at the Schools (as defined for DOE purposes) and (iii) that account for 20% or more of the Loan Parties' aggregated revenue, to fail the Annual Earnings Rate and Discretionary Income Rate in two out of any three consecutive award years for which such Rates are calculated by the DOE.

(g) Student Retention Rate.  Permit more than 10% of all  campuses of the Loan Parties (other than Daniel Webster College) to have their accreditation withdrawn by their Accrediting Body in any reporting period beginning with the 2014-2015 reporting period due to their Student Retention Rate.

(h) 2009 RSA Guaranty Payments.  Permit the aggregate amount of payments made by the Loan Parties under the 2009 RSA Guarantees or the 2009 RSA Guaranty Documents to exceed (i) $12,000,000 in Fiscal Year 2014 and (ii) $20,000,000 in any Fiscal Year thereafter.

(i) PEAKS Guaranty Payments.  Permit the aggregate amount of payments made by the Loan Parties under the PEAKS Guarantees or the PEAKS Guaranty Documents to exceed (i) $170,000,000 in Fiscal Year 2014 and (ii) $20,000,000 in any Fiscal Year thereafter.

ARTICLE VIII

CASH MANAGEMENT ARRANGEMENTS

AND OTHER COLLATERAL MATTERS

Section 8.01 Cash Management Arrangements

.  (a)  The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a "Cash Management Bank"), (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account and (iii) not permit disbursements from any Cash Management Account other than any disbursement from any Excluded Account, Concentration Account or other Cash Management Account identified as a disbursement account on Schedule 8.01 or any disbursement to a Concentration Account.

(b) (i)           On or prior to the Effective Date, the Loan Parties shall, with respect to each Concentration Account maintained at JPMorgan Chase Bank, N.A. and each Securities Account of the Loan Parties, deliver to the Collateral Agent a Control Agreement with respect to each such Cash Management Account.

(ii)           During the period from and after the Effective Date until the Final Maturity Date, the Loan Parties shall cause all amounts on deposit in any Cash Management Account maintained at Heartland Bank and First American Bank (less charges for returned items and the applicable Cash Management Bank's fees and expenses incurred in connection with such account in the ordinary course of business) to be transferred into a Concentration Account maintained at JPMorgan Chase Bank, N.A. that is subject to a Control Agreement on not less than a weekly basis when the amount on deposit in any such Cash Management Account exceeds $25,000.

(iii) On or prior to December 23, 2014 (or such later date as the Collateral Agent may agree), the Loan Parties shall (A) establish a Concentration Account at Bank of America, N.A. and a Concentration Account at Wells Fargo Bank, National Association, (B) deliver to the Collateral Agent a Control Agreement with respect to each such Concentration Account, and (C) with respect to each Cash Management Account (other than any Excluded Account, any Concentration Account maintained at JPMorgan Chase Bank, N.A. that is subject to a Control Agreement, any Cash Management Account maintained at Heartland Bank or First American Bank, or any disbursement account), deliver to the Collateral Agent evidence that all amounts on deposit in each such Cash Management Account (less charges for returned items and the applicable Cash Management Bank's fees and expenses incurred in connection with such account in the ordinary course of business) (1) will be automatically swept into a Concentration Account maintained at JPMorgan Chase Bank, N.A. that is subject to a Control Agreement, (2) in the case of any such Cash Management Account maintained at Bank of America, N.A., other than the Concentration Account described in clause (A) above, will be automatically swept into such Concentration Account, or (3) in the case of any such Cash Management Account maintained at Wells Fargo Bank, National Association, other than the Concentration Account described in clause (A) above, will be automatically swept into such Concentration Account, in each case, when the amount on deposit in any such Cash Management Account exceeds $5,000.

(iv)           Except as otherwise provided under this Section 8.01(b), the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any Deposit Account or Securities Account (other than amounts in respect of charges for returned items and customary fees and expenses incurred in connection with such accounts in the ordinary course of business), unless the Collateral Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than (x) any Excluded Account and (y) any Cash Management Account (other than any disbursement account), subject to compliance with this Section 8.01(b)(ii) or (iii)).

(c) With respect to each Cash Management Account that is subject to a Control Agreement, upon the terms and subject to the conditions set forth in such Control Agreement with respect to such Cash Management Account, all amounts received in such Cash Management Account shall at the Collateral Agent's direction, be wired each Business Day into the Administrative Agent's Account, except that, so long as no Event of Default has occurred and is continuing, the Collateral Agent will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent's Account.

(d) The Loan Parties shall not agree to or take any action with respect to any Cash Management Account that may facilitate any change in the automatic sweep of funds on deposit therein (as described in Section 8.01(b)(iii) above) without the prior written consent of the Collateral Agent.

(e) During the period from the Effective Date until December 23, 2014, the Loan Parties shall not permit the aggregate amount on deposit in all Concentration Accounts maintained at JPMorgan Chase Bank, N.A. that are subject to Control Agreements to be less than $75,000,000 at any time.

(f) During the period after December 23, 2014 until the Final Maturity Date, the Loan Parties shall not permit the aggregate amount on deposit in all Cash Management Accounts (other than Excluded Accounts and disbursement accounts) that are either (i) not subject to Control Agreements or (ii) not subject to automatic sweeps of funds on deposit therein in accordance with Section 8.01(b)(iii) above, to exceed $250,000 at any time.

(g) So long as no Default or Event of Default has occurred and is continuing, the Borrower may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) (A) in the case of (1) the addition of a new Concentration Account, (2) the replacement of an existing Concentration Account, or (3) a Securities Account, in each case, prior to the time of the opening of any such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement with respect to each such Cash Management Account or (B) in the case of any other Cash Management Account (other than any Excluded Account or disbursement account), the applicable Loan Party shall have complied with Section 8.01(b), and (ii) if an Event of Default has occurred and is continuing, such prospective Cash Management Bank shall be reasonably satisfactory to the Collateral Agent and the Collateral Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank.  Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from the Collateral Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in the Collateral Agent's reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or the Collateral Agent's liability under any Control Agreement with such Cash Management Bank is no longer acceptable in the Collateral Agent's reasonable judgment.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default

.  Each of the following events shall constitute an event of default (each, an "Event of Default"):

(a) the Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan, any Collateral Agent Advance, or any fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document or (ii) all or any portion of the principal of the Loans;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or "Material Adverse Effect" in the text thereof) when made or deemed made;

(c) any Loan Party shall fail to perform or comply with (i) any covenant or agreement contained in Section 7.01(a), Section 7.01(c), Section 7.01(d), Section 7.01(f), Section 7.01(h), Section 7.01(k), Section 7.01(l), Section 7.01(n), Section 7.01(o), Section 7.02 or Section 7.03 or Article VIII, (ii) any affirmative covenant contained in any Security Agreement to which it is a party with respect to the delivery of Collateral to the Collateral Agent or any negative covenant contained in such Security Agreement, or any negative covenant contained in any Mortgage to which it is a party, or (iii) any affirmative covenant (other than any affirmative covenant with respect to the delivery of Collateral to the Collateral Agent) contained in any Security Agreement to which it is a party, or any affirmative covenant contained in any Mortgage to which it is a party and, in each case in this clause (iii), if capable of being remedied, such failure shall remain unremedied for 10 days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 20 days after the earlier of the date a senior officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) any Loan Party or any of its Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $17,500,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) any Loan Party or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Agreement, any Mortgage on a Facility with a fair market value of $5,000,000 or more or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;

(j) one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $17,500,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against any Loan Party or any of its Subsidiaries and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 10 consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k) any Loan Party (other than Daniel Webster College) is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority or by any Change in Law from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than 15 days;

(l) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance has had a Material Adverse Effect;

(m) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew has had a Material Adverse Effect;

(n) the indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or commencement by any Governmental Authority of criminal or civil proceedings against any Loan Party or any of its Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought include forfeiture of the property of such Person in an amount in excess of $25,000,000 and such proceeding shall remain undismissed or unstayed for a period of 120 days;

(o) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $5,000,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party's or any of its ERISA Affiliates' annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $5,000,000;

(p) except as set forth on Schedule 6.01(i), any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $17,500,000 (or, in the case of a Termination Event involving liability under Section 409, 402(i), 501(1), 515, 4062, 4063, 4064, 4069, 4201. 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

(q) a Change of Control shall have occurred;

(r) the DOE shall, with respect to any Loan Party or School (as defined for DOE purposes) owned or operated by a Loan Party, as the case may be: (i)  suspend or terminate, in any Fiscal Year, the eligibility of more than 10% of the campuses of those Schools, in the aggregate, to participate in the Federal Direct Loan or Federal Pell Grant Title IV Programs in which such campuses participate at such time, (ii)  deny any School's application for recertification to participate in the Federal Direct Loan or Federal Pell Grant Title IV Programs or (iii) impose the  reimbursement or cash monitoring payment  methods  (as defined by the DOE at 34 C.F.R. 668.162(d) and (e)) with respect to any School, pursuant to which the School's receipt of Title IV Program funds is delayed by more than 30 days as compared to the date on which the School would have received those funds  under the advance payment method (as defined by the DOE at 34 C.F.R. 668.162(d)), and such suspension,  limitation,  termination  or  imposition  shall  not  have  been  stayed,  withdrawn, suspended or otherwise terminated within 30 days from the date a School received written notice of such action from DOE; or

(s) a Significant Regulatory Event shall have occurred that could reasonably be expected to result in (i) a loss to a Loan Party in an amount in excess of 20% of Consolidated EBITDA for the most recently ended four fiscal quarters for which financial statements have been delivered pursuant to Section 7.01(a) or (ii) a loss of any Educational Approval that is required for more than 20% of the Loan Parties' campuses to operate;

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Prepayment Premium (if any) with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Prepayment Premium (if any), shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X

AGENTS

Section 10.01 Appointment

.  Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including:  (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations.  As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties; Delegation

.  (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  The duties of the Agents shall be mechanical and administrative in nature.  The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document.  If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender.  Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b) Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender).  Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.

Section 10.03 Rights, Exculpation, Etc

.  The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.  The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled.  The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04 Reliance

.  Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification

.  To the extent that any Agent is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five days of written demand by such Agent, reimburse such Agent for and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such Agent, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination that such liability resulted from such Agent's gross negligence or willful misconduct.  The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agents Individually

.  With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan.  The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders.  Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent

.  (a)  Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor Agent.  If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the "Resignation Effective Date"), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent.  Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above.  Upon the acceptance of a successor's Agent's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08 Collateral Matters

.

(a) The Collateral Agent may from time to time make such disbursements and advances not to exceed $4,000,000 ("Collateral Agent Advances") which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04.  The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Loans that are Reference Rate Loans.  The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01.  The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance.  Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Collateral Agent Advance.  If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Guaranty and/or any Lien granted in favor of, to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations (other than Contingent Indemnification Obligations) in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party's business; or in the event a Loan Party is released from its obligations pursuant to the terms of the Loan Documents; or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02.  Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b).  Upon receipt by the Collateral Agent of a prior written request by any Loan Party and if such release is permitted (including by authorization pursuant to Section 10.08(b)) under the terms of this Agreement and the other Loan Documents, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens or the Guaranty granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection

.  Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party.  Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent's instructions.  In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents.  Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10 No Reliance on any Agent's Customer Identification Program.

  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender's, Affiliate's, participant's or assignee's customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced ("CIP Regulations"), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby:  (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act.  Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11 No Third Party Beneficiaries

.  The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12 No Fiduciary Relationship

.  It is understood and agreed that the use of the term "agent" herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13 Reports; Confidentiality; Disclaimers

.  By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Parent or any of its Subsidiaries (each, a "Report") prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b) expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Parent and its Subsidiaries and will rely significantly upon the Parent's and its Subsidiaries' books and records, as well as on representations of their personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrower, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14 [Intentionally Omitted]

.

Section 10.15 Collateral Agent May File Proofs of Claim

. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty

.  Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrower now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrower, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI.  Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower.  In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02 Guaranty Absolute

.  Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto.  Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral.  The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver

.  Each Guarantor hereby waives (a) promptness and diligence, (b) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (c) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (d) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (e) any other defense available to any Guarantor.  Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments

.  This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05 Subrogation

.  No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall have been paid in full in cash and the Final Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising.  If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06 Contribution

.  All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor's Aggregate Payments to equal its Fair Share as of such date.  "Fair Share" means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed.  "Fair Share Contribution Amount" means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor.  "Aggregate Payments" means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06.  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc

.

(a) Notices Generally.  All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier.  In the case of notices or other communications to any Loan Party, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

ITT Educational Services, Inc.
13000 North Meridian Street

Carmel, Indiana 46032

Attention:  Chief Administrative and Legal Officer

Telephone:  317-706-9289

Telecopier:  317-706-3041

with a copy to:

Cravath, Swaine & Moore, LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475
Attention:  George E. Zobitz
Telephone:  212-474-1996
Telecopier:  212-474-3700

if to the Administrative Agent, to it at the following address:

Cerberus Business Finance, LLC

875 Third Avenue

New York, New York 10022

Attention:  Kevin Genda

Telephone:  212-891-1550

Telecopier:  212-891-1541

if to the Collateral Agent, to it at the following address:

Cerberus Business Finance, LLC

875 Third Avenue

New York, New York 10022

Attention:  Kevin Genda

Telephone:  212-891-1550

Telecopier:  212-891-1541

in each case, with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York  10022

Attention:  Frederic L. Ragucci

Telephone:  212-756-2000

Telecopier:  212-593-5955

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(b) Electronic Communications.

(i) Each Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02 Amendments, Etc

.  (a) No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrower, (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender;

(ii) increase the Total Term Loan Commitment without the written consent of each Lender;

(iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(iv) amend the definition of "Required Lenders" or "Pro Rata Share" without the written consent of each Lender;

(v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release the Borrower or any Guarantor (except as permitted under this Agreement), in each case, without the written consent of each Lender; or

(vi) amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party, any Permitted Holder or any of their respective Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby and (C) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.05(d) and Section 4.03.  Notwithstanding anything to the contrary herein, no Defaulting Lender, Loan Party, Permitted Holder or any of their respective Affiliates that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender, Loan Party, Permitted Holder or Affiliate).

(b) If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender other than the Collateral Agent and the Administrative Agent and their respective Affiliates and Related Funds (the "Holdout Lender") fails to give its consent, authorization, or agreement, then the Collateral Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03 No Waiver; Remedies, Etc

.  No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Taxes; Attorneys' Fees

.  The Borrower will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (d), (e), (f), (i) and (o) below, all Lenders), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of one primary legal counsel for the Agents and, to the extent deemed reasonably necessary by the Agents, one local counsel in each relevant jurisdiction and one regulatory counsel for the Agents (and, in the case of clauses (d), (e), (f), (i) and (o) below, one counsel for all Lenders), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Secured Parties' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Secured Party by any Person that arises from or relates to this Agreement, any other Loan Document, the Secured Parties' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Secured Party, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any Facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) the syndication of the Loans, (n) the rating of the Loans by one or more rating agencies in connection with any Lender's Securitization, provided that the obligation of the Borrower under this clause (n) shall not exceed $15,000, or (o) the receipt by any Agent of any advice from professionals with respect to any of the foregoing.  Without limitation of the foregoing or any other provision of any Loan Document:  (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.  The obligations of the Borrower under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05 Right of Set-off

.  Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability

.   Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations

.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

(b) Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it with the written consent of each Agent; provided, however, that no written consent of the Agents shall be required (A) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(c) Assignments shall be subject to the following additional conditions:

(i) Each such assignment shall be in an amount which is at least $1,000,000 or a multiple of $500,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or a multiple of $500,000 in excess thereof);

(ii) Except as provided in the last sentence of this Section 12.07(c)(ii), the parties to each such assignment shall execute and deliver to the Collateral Agent (and the Administrative Agent, if applicable), for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender).  Notwithstanding anything to the contrary contained in this Section 12.07(c)(ii), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a "Related Party Assignment"); provided, however, that (A) the Borrower and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (B) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(g), (C) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (D) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recordation on the Related Party Register referred to in the last sentence of Section 12.07(f) below; and

(iii) No such assignment shall be made to (A) any Loan Party, any Permitted Holder or any of their respective Affiliates, (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) any Ineligible Assignee.

(d) Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans") owing to each Lender from time to time.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.  In the case of an assignment pursuant to the last sentence of Section 12.07(c)(ii) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained, a register (the "Related Party Register") comparable to the Register on behalf of the Borrower.  The Related Party Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(g) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the applicable Agent must be evidenced by such Agent's execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(h) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(i) In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrower, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register").  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(j) Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).

(k) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document).  The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.11 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender (subject to the requirements and limitations therein, including the requirements under Section 2.09(d) (it being understood that the documentation required under Section 2.09(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such participant (i) agrees to be subject to the provisions of Section 2.09(e) as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Sections 2.09 and 2.10, with respect to any participation, than its participating Lender would have been entitled to receive.  Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.09(e) with respect to any participant.

(l) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a "Securitization"); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 12.08 Counterparts

.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW

.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE

.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.  THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11 WAIVER OF JURY TRIAL, ETC

.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders

.  Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter

.  Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments

.  If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15 Indemnification; Limitation of Liability for Certain Damages

.

(a) In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrower's use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Borrower or the handling of the Loan Account and Collateral of the Borrower as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16 Records

.  The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the fees set forth in the Fee Letter and the Applicable Prepayment Premium, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect

.  This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18 Highest Lawful Rate

.  It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such  Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows:  (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower).  All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19 Confidentiality

.  Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates (or prospective Affiliates, including limited partners) and to its and its Affiliates' (or prospective Affiliates') respective equityholders (including, without limitation, partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vi) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Borrower.

Section 12.20 Public Disclosure

.  Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure).  Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrower, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21 Integration

.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22 USA PATRIOT Act

. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrower, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrower in accordance with the USA PATRIOT Act.  Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Kevin M. Modany
Name: Kevin M. Modany
Title: Chief Executive Officer

GUARANTORS:

ESI SERVICE CORP.

By:	/s/ Kevin M. Modany
Name: Kevin M. Modany
Title: President

DANIEL WEBSTER COLLEGE, INC.

By:
Name: Richard G. Zeeman
Title: Vice President and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

ITT EDUCATIONAL SERVICES, INC.

By:	/s/ Kevin M. Modany
Name: Kevin M. Modany
Title: Chief Executive Officer

GUARANTORS:

ESI SERVICE CORP.

By:	/s/ Kevin M. Modany
Name: Kevin M. Modany
Title: President

DANIEL WEBSTER COLLEGE, INC.

By:	/s/ Richard G. Zeeman
Name: Richard G. Zeeman
Title: Vice President and Secretary

COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Vice Chairman

ADMINISTRATIVE AGENT:

CERBERUS BUSINESS FINANCE, LLC

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Vice Chairman

LENDERS:

CERBERUS LEVERED LOAN OPPORTUNITIES FUND II, L.P.

By: Cerberus Levered Opportunities II GP, LLC Its: General Partner
/s/ Kevin Genda
Name: Kevin Genda
Title: Senior Managing Director

CERBERUS NJ CREDIT OPPORTUNITIES FUND, L.P.

By: Cerberus NJ Credit Opportunities GP, LLC Its: General Partner
/s/ Kevin Genda
Name: Kevin Genda
Title: Senior Managing Director

CERBERUS ASRS HOLDINGS LLC

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Vice President

CERBERUS ICQ LEVERED LOAN OPPORTUNITIES FUND, L.P.

By: Cerberus ICQ Levered Opportunities GP, LLC Its: General Partner
/s/ Kevin Genda
Name: Kevin Genda
Title: Senior Managing Director

LENDERS:

CERBERUS KRS LEVERED LOAN OPPORTUNITIES FUND, L.P.

By: Cerberus KRS Levered Opportunities GP, LLC Its: General Partner
/s/ Kevin Genda
Name: Kevin Genda
Title: Senior Managing Director

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of ____________ (this "Agreement"), to the Financing Agreement referred to below is entered into by and among ITT Educational Services, Inc. (the "Parent" or the "Borrower"), [and each subsidiary of the Parent listed as a "Borrower" on the signature pages thereto (each a "Borrower" and collectively, the "Borrowers"),] each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with each other Person that becomes a "Guarantor" thereto, each a "Guarantor" and collectively, the "Guarantors"), [NAME OF ADDITIONAL [BORROWER][GUARANTOR]], a [_____________________] (the "Additional [Borrower][Guarantor]"), the lenders from time to time party thereto (collectively, the "Lenders"), Cerberus Business Finance, LLC ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

WHEREAS, each Borrower [(other than the Additional Borrower)], the Guarantors [(other than the Additional Guarantor)], the Lenders and the Agents have entered into that certain Financing Agreement, dated as of December 4, 2014 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the "Financing Agreement"), pursuant to which the Lenders have agreed to make a term loan to the Borrower (collectively the "Loans") in an aggregate principal amount not to exceed the Term Loan Amount (as defined under the Financing Agreement);

WHEREAS, the Borrower's obligation to repay the Loans and all other Obligations are guaranteed, jointly and severally, by the Guarantors;

WHEREAS, pursuant to Section 7.01(b) of the Financing Agreement, the Additional [Borrower][Guarantor] is required to become a [Borrower][Guarantor] by, among other things, executing and delivering this Agreement to the Collateral Agent; and

WHEREAS, the Additional [Borrower][Guarantor] has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, the Additional [Borrower][Guarantor].

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions.  Reference is hereby made to the Financing Agreement for a statement of the terms thereof.  All terms used in this Agreement which are defined therein and not otherwise defined herein shall have the same meanings herein as set forth therein.

SECTION 2. Joinder of Additional [Borrower][Guarantor].

(a) Pursuant to Section 7.01(b) of the Financing Agreement, by its execution of this Agreement, the Additional [Borrower][Guarantor] hereby (i) confirms that the representations and warranties contained in Article VI of the Financing Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as to the Additional [Borrower][Guarantor] as of the effective date of this Agreement, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification)), and (ii) agrees that, from and after the effective date of this Agreement, the Additional [Borrower][Guarantor] shall be a party to the Financing Agreement and shall be bound, as a [Borrower][Guarantor], by all the provisions thereof and shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth therein and applicable to the [Borrowers][Guarantors], [including, without limitation, the guaranty of the Obligations made by the Guarantors, jointly and severally with the other Loan Parties, in favor of the Agents and the Lenders pursuant to Article XI of the Financing Agreement].  The Additional [Borrower][Guarantor] hereby agrees that from and after the effective date of this Agreement, each reference to a ["Borrower"]["Guarantor"] or a "Loan Party" and each reference to the ["Borrowers"]["Guarantors"] or the "Loan Parties" in the Financing Agreement shall include the Additional [Borrower][Guarantor].  The Additional [Borrower][Guarantor] acknowledges that it has received a copy of the Financing Agreement and each other Loan Document and that it has read and understands the terms thereof.

(b) Attached hereto are supplements to each Schedule to the Financing Agreement revised to include all information required to be provided therein with respect to, and only with respect to, the Additional [Borrower][Guarantor].  The Schedules to the Financing Agreement shall, without further action, be amended to include the information contained in each such supplement.

SECTION 3.  Effectiveness.  This Agreement shall become effective upon its execution by the Additional [Borrower][Guarantor], each Borrower, each Guarantor and each Agent and receipt by the Agents of the following, in each case in form and substance reasonably satisfactory to the Agents:

(i) original counterparts to this Agreement, duly executed by each Borrower, each Guarantor, the Additional [Borrower][Guarantor] and the Agents, together with the Schedules referred to in Section 2(b) hereof;

(ii) a Supplement to the Security Agreement, substantially in the form of Exhibit C to the Security Agreement (the "Security Agreement Supplement"), duly executed by the Additional [Borrower][Guarantor], and any instruments of assignment or other documents required to be delivered to the Agents pursuant to the terms thereof;

(iii) a Pledge Amendment to the Security Agreement to which the parent company of the Additional [Borrower][Guarantor] is a party, in substantially the form of Exhibit A thereto, duly executed by such parent company and providing for all Equity Interest of the Additional [Borrower][Guarantor] to be pledged to the Collateral Agent pursuant to the terms thereof;

(iv) (A) certificates, if any, representing 100% of the issued and outstanding Equity Interests of the Additional [Borrower][Guarantor] and each Subsidiary of the Additional [Borrower][Guarantor] and (B) all original promissory notes of such Additional [Borrower][Guarantor], if any, in each case, that are required to be delivered under the Loan Documents, in each case, accompanied by instruments of assignment and transfer (and, in the case of any Equity Interests, accompanied by an Irrevocable Proxy and Registration Page (as each such term is defined in the applicable Security Agreement) with respect to such Equity Interests), all in form and substance reasonably satisfactory to the Collateral Agent, as the Collateral Agent may reasonably request;

(v) a favorable written opinion of counsel to the Loan Parties as to such matters as the Agents may reasonably request;

(vi) evidence satisfactory to the Collateral Agent of the filing of appropriate financing statements on Form UCC-1 in such office or offices as may be necessary to perfect the security interests purported to be created by the Security Agreement Supplement; and

(vii) such other agreements, instruments or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority (subject to Permitted Liens and except as permitted by the Loan Documents) of or otherwise protect any Lien purported to be covered by the Security Agreement Supplement or otherwise to effect the intent that the Additional [Borrower][Guarantor] shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations free and clear of all Liens other than Permitted Liens.

SECTION 4.  Additional Mortgages.  The Additional [Borrower] [Guarantor] hereby covenants and agrees to provide to the Collateral Agent:

(a) To the extent required under Section 7.01(l) of the Financing Agreement, a Mortgage, in form and substance reasonably satisfactory to the Collateral Agent (the “Additional Mortgage”), duly executed by the Additional [Borrower] [Guarantor], with respect to the real property owned by the Additional [Borrower] [Guarantor], together with all other applicable Real Property Deliverables, agreements, instruments and documents as the Collateral Agent may reasonably require under Section 7.01(l) of the Financing Agreement.

SECTION 5.  Notices, Etc.  All notices and other communications provided for hereunder shall be delivered in accordance with Section 12.01 of the Financing Agreement, and if to the Additional [Borrower] [Guarantor], to it at its address set forth below its signature to this Agreement, and if to the Borrower, any Guarantor, any Lender or any Agent, to it at its address specified in Section 12.01 of the Financing Agreement or Joinder Agreement (as applicable); or as to any such Person at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 5.

SECTION 6.  General Provisions.  (a) The Additional [Borrower][Guarantor], hereby represents and warrants that as of the date hereof there are no claims or offsets against or defenses or counterclaims to their respective obligations under the Financing Agreement or any other Loan Document.

(b) Except as supplemented hereby, the Financing Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect.  This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Financing Agreement or any other Loan Document or (ii) to prejudice any right or rights which the Agents or the Lenders may now have or may have in the future under or in connection with the Financing Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(c) The Additional [Borrower][Guarantor] hereby expressly (i) authorizes the Collateral Agent to file appropriate financing statements or continuation statements, and amendments thereto, (including without limitation, any such financing statements that indicate the Collateral as "all assets" or words of similar import) in such office or offices as may be necessary to perfect the Liens to be created by the Security Agreement Supplement and each of the other Loan Documents and (ii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing or continuation statements or amendments thereto prior to the date hereof.  A photocopy or other reproduction of the Security Agreement Supplement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(d) All Agents expenses incurred in connection with the preparation, negotiation and execution of this Agreement shall be reimbursed in accordance with Section 12.04 of the Financing Agreement.

(e) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

(f) Section headings in this Agreement are included herein for the convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(g) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE ADDITIONAL [BORROWER][GUARANTOR] AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  THE ADDITIONAL [BORROWER][GUARANTOR] AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN THE FINANCING AGREEMENT AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.  THE ADDITIONAL [BORROWER][GUARANTOR] AND EACH OTHER LOAN PARTY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ADDITIONAL [BORROWER][GUARANTOR] OR ANY OTHER LOAN PARTY IN ANY OTHER JURISDICTION.  THE ADDITIONAL [BORROWER][GUARANTOR] AND EACH OTHER LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

(h) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

(i) THE ADDITIONAL [BORROWER][GUARANTOR], EACH OTHER LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(j) This Agreement, together with the Financing Agreement and the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and thereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Remainder of Page Intentionally Left Blank]

A-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER[S]:

ITT EDUCATIONAL SERVICES, INC.

By:
Name:
Title:

[_____________________]

By:
Name:
Title:

GUARANTORS:

ESI SERVICE CORP.

By:
Name:
Title:

DANIEL WEBSTER COLLEGE, INC.

By:
Name:
Title:

A - 7

[[NYCORP:3495863v7:3136D: 11/17/2014--12:00 PM]]

COLLATERAL AGENT:

CERBERUS BUSINESS FINANCE, LLC By: ___________________________ Name: _____________________ Title: ______________________

A - 8

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Assignment Agreement") is entered into as of _____ __, 20__ between ___________ ("Assignor") and ______________ ("Assignee").  Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, modified or otherwise supplemented from time to time, the "Financing Agreement").  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Financing Agreement.

1. In accordance with the terms and conditions of Section 12.07 of the Financing Agreement, the Assignor hereby irrevocably sells, transfers, conveys and assigns without recourse, representation or warranty (expect as expressly set forth herein) to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents with respect to the Obligations owing to the Assignor, and the Assignor's portion of the Commitments and the Loans as specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (a) confirms that it has received copies of the Financing Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Financing Agreement; (d) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as the Administrative Agent or the Collateral Agent (as the case may be) on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Agent (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Financing Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.

4. Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Agents for recording by the Administrative Agent.  The effective date of this Assignment Agreement (the "Settlement Date") shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Collateral Agent (and the Administrative Agent if required by the Financing Agreement) and recorded in the Register by the Administrative Agent, (c) the date of receipt by the Collateral Agent of a processing and recordation fee in the amount of $5,0001, (d) the settlement date specified on Annex I, and (e) the receipt by Assignor of the Purchase Price specified in Annex I.

5. As of the Settlement Date (a) the Assignee shall be a party to the Financing Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Financing Agreement and the other Loan Documents.

6. Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Financing Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee.  The Assignor and the Assignee shall make all appropriate adjustments in payments under the Financing Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS ASSIGNMENT AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9. This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[Remainder of page left intentionally blank.]

1 The payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender.

B - 1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:

Title:

Date:

[ASSIGNEE]

By:
Name:

Title:

Date:

B - 4

ACCEPTED AND CONSENTED TO this ___ day

of ________, 20__

CERBERUS BUSINESS FINANCE, LLC,

as Administrative Agent and Collateral Agent

By:

Name:

Title:

B - 5

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.           Borrower: ITT Educational Services, Inc.

2.           Name and Date of Financing Agreement:

Financing Agreement, dated as of December 4, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among the Borrower, each subsidiary of the Borrower listed as a "Guarantor" on the signature pages thereto (together with each other Person that becomes a "Guarantor" thereto, each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party thereto (collectively, the "Lenders"), Cerberus Business Finance, LLC ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

3.           Date of Assignment Agreement:                                                                                                  _________

4.           Amount of Term Loan Commitment Assigned:                                                                                                $_________

5.           Amount of Term Loan Assigned:                                                                                                $_________

6.           Purchase Price:                                                                                                $_________

7.           Settlement Date:                                                                                                  _________

B - 6

8.           Notice and Payment Instructions, etc.

Assignee:	Assignor:

Attn:	Attn:
Fax No.:	Fax No.:

Bank Name:	Bank Name:
ABA Number:	ABA Number:
Account Name:	Account Name:
Account Number:	Account Number:
Sub-Account Name:	Sub-Account Name:
Sub-Account Number:	Sub-Account Number:
Reference:	Reference:
Attn:	Attn:

B - 7

EXHIBIT C

FORM OF NOTICE OF BORROWING

ITT EDUCATIONAL SERVICES, INC.
13000 North Meridian Street
Carmel, Indiana 46032

_______ __, 201_

Cerberus Business Finance, LLC,
as Administrative Agent for the Lenders
party to the Financing Agreement referred to below
875 Third Avenue
New York, New York 10022
Attention: ________________

Ladies and Gentlemen:

The undersigned, ITT Educational Services, Inc., a Delaware corporation (the "Parent" or the "Borrower"), (i) refers to the Financing Agreement, dated as of December 4, 2014 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, the "Financing Agreement"), by and among the Borrower, each subsidiary of the Borrower listed as a "Guarantor" on the signature pages thereto (together with each other Person that becomes a "Guarantor" thereto, each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party thereto (collectively, the "Lenders"), Cerberus Business Finance, LLC ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents") and (ii) hereby gives you notice pursuant to Section 2.02 of the Financing Agreement that the undersigned hereby requests a Term Loan under the Financing Agreement, and in that connection sets forth below the information relating to such loan (the "Proposed Loan") as required by Section 2.02(a) of the Financing Agreement.  All capitalized terms used but not defined herein have the same meanings herein as set forth in the Financing Agreement.

(i) The aggregate principal amount of the Proposed Loan is $[_________].

(ii) The Proposed Loan is a [Reference Rate Loan] [LIBOR Rate Loan, with an Interest Period of [1] [2] [3] month[s]].

(iii) The borrowing date of the Proposed Loan is ________ __, 201_.

(iv) The proceeds of the Proposed Loan should be made available to the undersigned in accordance with the wire instructions set forth on Annex I attached hereto.

[SIGNATURE PAGE FOLLOWS]

C - 1

The undersigned certifies that (i) the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender on or prior to the date hereof are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the date hereof as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) no Default or Event of Default shall have occurred and be continuing on the date of the Proposed Loan or would result from the Financing Agreement or any other Loan Documents becoming effective in accordance with its or their respective terms or the making of the Proposed Loan and (iii) all applicable conditions set forth in Article V of the Financing Agreement shall have been satisfied as of the date of the Proposed Loan.

Very truly yours,

ITT EDUCATIONAL SERVICES, INC.

By:_________________________

Name:

Title:

C - 3

Annex I
Wire Instructions

C - 4

EXHIBIT D

FORM OF LIBOR NOTICE

ITT EDUCATIONAL SERVICES, INC.
13000 North Meridian Street
Carmel, Indiana 46032

Cerberus Business Finance, LLC,
as Administrative Agent for the Lenders
party to the Financing Agreement referred to below
875 Third Avenue
New York, New York 10022
Attention: ________________

Ladies and Gentlemen:

Reference is made to the Financing Agreement, dated as of December 4, 2014 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Financing Agreement"), by and among ITT Educational Services, Inc. (the "Parent" or the "Borrower"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages thereto (together with each other Person that becomes a "Guarantor" thereto, each a "Guarantor" and collectively, the "Guarantors"), the lenders from time to time party thereto (collectively, the "Lenders"), Cerberus Business Finance, LLC ("Cerberus"), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Collateral Agent"), and Cerberus, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Financing Agreement.

This LIBOR Notice represents the Borrower's request to [convert into] [continue as] [LIBOR Rate Loans] [Reference Rate Loans] $________1 of the outstanding principal amount of the Term Loan (the "Requested Loan")[, and is a written confirmation of the telephonic notice of such election previously given to the Administrative Agent].

[Such Requested LIBOR Rate Loan will have an Interest Period of [1] [2] [3] month[s], commencing on ____________.]

[This LIBOR Notice further confirms the Borrower's acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Financing Agreement, of the LIBOR Rate as determined pursuant to the Financing Agreement.]

[SIGNATURE PAGE FOLLOWS]

1 Borrower shall not have more than 5 LIBOR Rate Loans in effect at any given time.

D - 1

The undersigned certifies that (i) the representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document on or prior to the date hereof are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the date hereof as though made on and as of the date hereof, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), and will be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on as of the date of the [conversion] [continuation] of the Requested Loan (except that any representation and warranty made as of a specific date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or "Material Adverse Effect" in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) as of such specific date), and (ii) no Default or Event of Default has occurred and is continuing or will result from the [conversion] [continuation] of the Requested Loan or will occur or be continuing on the date of the Requested Loan.

Dated:

ITT EDUCATIONAL SERVICES, INC.

By:           _____________________
Name:
Title:

D - 2

E - 3

EXHIBIT E

FORM OF MONTHLY FINANCIAL STATEMENTS

Jun 2014

	2014	2013	Variance

Cash			-
Restricted cash			-
Accounts receivable			-
PEAKS student loans			-
Deferred income taxes			-
Other current assets			-
Current assets	-	-	-

Property & equipment, net			-
PEAKS student loans			-
Deferred income taxes			-
Other assets			-
Total assets	-	-	-

Current portion debt			-
Current portion PEAKS debt			-
Other current liabilities
Deferred revenue			-
Current liabilities	-	-	-

Long-term debt			-
Long-term PEAKS debt			-
Other liabilities			-

Equity			-
Total liabilities & equity	-	-	-

Jun 2014
		Month				QTD					YTD
	Current	Prior	Vari-	Current	Prior		Variation to:		Current	Prior		Variation to:
	Month	Year	ation	Qtr	Year	Fcst	PY	Fcst	Year	Year	Fcst	PY	Fcst
Revenue
ITT			-				-	-				-	-
Offsets			-				-	-				-	-
DWC/CPD			-				-	-				-	-
	-	-	-	-	-	-	-	-	-	-	-	-	-

Operating expenses
Compensation			-				-	-				-	-
Media			-				-	-				-	-
Course supplies			-				-	-				-	-
Deprec / amort			-				-	-				-	-
Occupancy			-				-	-				-	-
Bad debt			-				-	-				-	-
Legal, consulting			-				-	-				-	-
Other			-				-	-				-	-
DWC/CPD			-				-	-				-	-
	-	-	-	-	-	-	-	-	-	-	-	-	-

CUSO			-				-	-				-	-

Income / (loss) before PEAKS	-	-	-	-	-	-	-	-	-	-	-	-	-

Interest expense, net			-				-	-				-	-

PEAKS			-				-	-				-	-

Pretax	-	-	-	-	-	-	-	-	-	-	-	-	-

EBITDA:
Core operations	-	-	-	-	-	-	-	-	-	-	-	-	-
CUSO	-	-	-	-	-	-	-	-	-	-	-	-	-
PEAKS			-				-	-				-	-
Consolidated			-				-	-				-	-

Jun 2014
		QTD			YTD
	Current	Prior	Vari-	Current	Prior	Vari-
	Qtr	Year	ation	Year	Year	ation

Operating activities
Net income			-			-
Depreciation			-			-
Bad debt			-			-
Deferred income tax			-			-
Other			-			-

Accounts receivable			-			-
Deferred revenue			-			-
PEAKS			-			-
Other			-			-
	-	-	-	-	-	-
Investing activities
Capital additions			-			-
Acquisitions			-			-
Other			-			-
	-	-	-	-	-	-
Financing activities
Line of credit activity			-			-
Term loan			-			-
PEAKS			-			-
Other			-			-
	-	-	-	-	-	-
Change in cash	-	-	-	-	-	-
Beginning cash			-			-
Ending cash	-	-	-	-	-	-

Free cash flow	-	-	-	-	-	-

RSA payments			-			-

Monthly Cash Rollforward

		Inflows		Outflows
		Cash					RSA			Other		Cash balances		Projections
		Receipts	Borrowings	LOC	Term loan	2007	2009	Peaks	Collateral	Payments	Total	Restricted	Net	@ Closing	Vaiance
2013	Jan												-
	Feb												-
	Mar												-
	Apr												-
	May												-
	Jun												-
	Jul												-
	Aug												-
	Sep												-
	Oct												-
	Nov												-
	Dec												-
2014	Jan												-
	Feb												-
	Mar												-
	Apr												-
	May												-
	Jun												-
	Jul												-
	Aug												-
	Sep												-
	Oct												-
	Nov												-
	Dec												-		-
2015	Jan												-		-
	Feb												-		-
	Mar												-		-
	Apr												-		-
	May												-		-
	Jun												-		-
	Jul												-		-
	Aug												-		-
	Sep												-		-
	Oct												-		-
	Nov												-		-
	Dec												-		-
2016	Jan												-		-
	Feb												-		-
	Mar												-		-
	Apr												-		-
	May												-		-
	Jun												-		-
	Jul												-		-
	Aug												-		-
	Sep												-		-
	Oct												-		-
	Nov												-		-
	Dec												-		-
2017	Jan												-		-
	Feb												-		-
	Mar												-		-
	Apr												-		-
	May												-		-
	Jun												-		-
	Jul												-		-
	Aug												-		-
	Sep												-		-
	Oct												-		-
	Nov												-		-
	Dec												-		-

Comparison of activity to prior year and projections

		Cash Receipts					Term loan					2009 RSA					PEAKS					Other payments
			Activity		Variance to -			Activity		Variance to -			Activity		Variance to -			Activity		Variance to -			Activity		Variance to -
		CY	PY	Proj	PY	Proj	CY	PY	Proj	PY	Proj	CY	PY	Proj	PY	Proj	CY	PY	Proj	PY	Proj	CY	PY	Proj	PY	Proj

2014	Jan				-	-				-	-				-	-				-	-				-	-
	Feb				-	-				-	-				-	-				-	-				-	-
	Mar				-	-				-	-				-	-				-	-				-	-
	Apr				-	-				-	-				-	-				-	-				-	-
	May				-	-				-	-				-	-				-	-				-	-
	Jun				-	-				-	-				-	-				-	-				-	-
	Jul				-	-				-	-				-	-				-	-				-	-
	Aug				-	-				-	-				-	-				-	-				-	-
	Sep				-	-				-	-				-	-				-	-				-	-
	Oct				-	-				-	-				-	-				-	-				-	-
	Nov				-	-				-	-				-	-				-	-				-	-
	Dec				-	-				-	-				-	-				-	-				-	-

YTD	Oct	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Quarterly P&L	2013				2014				2013	2014		Variance		2015	2016	2017
	q1	q2	q3	q4	q1	q2	q3	q4	Act	Act / Fcst	CFO Fcst	P/Y	Fcst
Revenue
ITT									-	-		-	-
DWC/CPD									-	-		-	-
	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Operating expenses
Compensation									-	-		-	-
Media									-	-		-	-
Course supplies									-	-		-	-
Deprec / amort									-	-		-	-
Occupancy									-	-		-	-
Bad debt									-	-		-	-
Legal, consulting									-	-		-	-
Other									-	-		-	-
DWC/CPD									-	-		-	-
	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

CUSO									-	-		-	-

Income / (loss) before PEAKS	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Interest expense, net									-	-		-	-

PEAKS
Revenue									-	-		-	-
Expenses									-	-		-	-
Consol loss / loan loss									-	-		-	-
Interest expense									-	-		-	-
	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Pretax	-	-	-	-	-	-	-	-	-	-		-	-	-	-	-

Income tax provision / (credit)									-	-		-	-

Net income / (loss)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Revenue per student									-	-		-	-

EBITDA:	-	-	-	-	-
Revenue	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Operating expenses	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Deprec / amort	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Core operations	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
CUSO	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
PEAKS
Revenue	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Expenses	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Consol loss / loan loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Consolidated	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Beginning Census
New									-	-		-	-
Continuing									-	-		-	-
Total	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Schedule 1.01(A)

Lenders	Term Loan Commitment
Cerberus Levered Loan Opportunities Fund II, L.P.	$34,492,312.19
Cerberus NJ Credit Opportunities Fund, L.P.	$7,423,728.27
Cerberus ASRS Holdings LLC	$25,858,701.43
Cerberus ICQ Levered Loan Opportunities Fund, L.P.	$20,370,650.04
Cerberus KRS Levered Loan Opportunities Fund, L.P.	$11,854,608.07
Total	$100,000,000

Schedule 1.01(B) Facilities

	Loan Party	State	Campus	Address
1.	ITT Educational Services, Inc.	Idaho	Boise	12302 W Explorer Dr
2.	ITT Educational Services, Inc.	Missouri	Kansas City	9150 E 41st Terrace
3.	ITT Educational Services, Inc.	New York	Liverpool	235 Greenfield Pkwy
4.	ITT Educational Services, Inc.	Ohio	Dayton	3325 Stop Eight Rd
5.	ITT Educational Services, Inc.	Washington	Spokane Valley	13518 E Indiana Ave
6.	ITT Educational Services, Inc.	Michigan	Troy	1522 E Big Beaver Rd
7.	ITT Educational Services, Inc.	Tennessee	Nashville	2845 Elm Hill Pike
8.	ITT Educational Services, Inc.	Texas	San Antonio	5700 NW Pkwy
9.	ITT Educational Services, Inc.	Wisconsin	Green Bay	470 Security Blvd
10.	ITT Educational Services, Inc.	Wisconsin	Greenfield	6300 W Layton Ave
11.	ITT Educational Services, Inc.	Alabama	Bessemer	6270 Park South Dr
12.	ITT Educational Services, Inc.	Georgia	Kennesaw	2065 Baker Rd
13.	ITT Educational Services, Inc.	Illinois	Orland Park	11551 184th Pl
14.	ITT Educational Services, Inc.	Missouri	Earth City	3640 Corporate Trail Dr
15.	ITT Educational Services, Inc.	Texas	Webster	1001 Magnolia Ave
16.	ITT Educational Services, Inc.	California	San Bernardino	670 E Carnegie Dr
17.	ITT Educational Services, Inc.	California	San Dimas	650 W Cienega Ave
18.	ITT Educational Services, Inc.	Michigan	Swartz Creek	6359 Gander Dr
19.	ITT Educational Services, Inc.	Michigan	Wyoming	1980 Metro Court SW
20.	ITT Educational Services, Inc.	Ohio	Maumee	1656 Henthorne Dr
21.	ITT Educational Services, Inc.	Ohio	Youngstown	1030 N Meridian Rd
22.	ITT Educational Services, Inc.	Tennessee	Cordova	7260 Goodlett Farms Pkwy
23.	ITT Educational Services, Inc.	Texas	Houston	15651 N Freeway
24.	ITT Educational Services, Inc.	Texas	Richardson	2101 N Waterview Pkwy
25.	ITT Educational Services, Inc.	Florida	Lake Mary	1400 S International Pkwy
26.	ITT Educational Services, Inc.	Florida	Tampa	4809 Memorial Hwy
27.	ITT Educational Services, Inc.	Indiana	Indianapolis	9511 Angola Ct
28.	ITT Educational Services, Inc.	Indiana	Fort Wayne	2810 Dupont Commerce Ct
29.	ITT Educational Services, Inc.	Indiana	Newburgh	10999 Stahl Rd
30.	ITT Educational Services, Inc.	Indiana	Carmel HQ	13000 N Meridian St
31.	Daniel Webster College, Inc.	New Hampshire	Nashua	20 University Dr

Schedule 1.01(C) Ineligible Assignees

None.

Schedule 6.01(e) Subsidiaries

Subsidiary Name	Jurisdiction	Owner	Ownership Interest
ESI Service Corp.	DE	ITT Educational Services, Inc.	100%
ESI General Services Corp.	DE	ITT Educational Services, Inc.	100%
ESI Maryland Corp.	MD	ITT Educational Services, Inc.	100%
ESI Online Services, Inc.	IN	ITT Educational Services, Inc.	100%
Daniel Webster College, Inc.	IN	ITT Educational Services, Inc.	100%
ITT International University, Inc.	DE	ESI Service Corp.	100%

Schedule 6.01(f) Litigation

None.

Schedule 6.01(h) Compliance with Laws

1.
An unaffiliated entity has previously notified the Loan Parties alleging that the Borrower is in default under the 2009 RSA Guaranty Documents.  For more information, please see the Parent’s Form 10-K filed with the SEC on October 16, 2014.

2.
The Borrower had previously delivered inaccurate quarterly reports for the first three fiscal quarters of 2013 as required pursuant to the PEAKS Guaranty Documents. An allegation was made that the delivery of inaccurate quarterly reports constituted a breach and an event of default under the PEAKS Indenture.  The Borrower has since delivered corrected quarterly reports and made certain guarantee payments to resolve the discrepancy. For more information, please see the Parent’s Form 10-K filed with the SEC on October 16, 2014.

Schedule 6.01(i) ERISA

The Parent has previously discussed making changes to the ESI Pension Plan (as more fully described in the Parent’s Form 10-K filed with the SEC on October 16, 2014) and is currently considering whether to take any action in connection therewith.

Schedule 6.01(l) Nature of Business

The Borrower and its subsidiaries are a private college system focused on technology-oriented programs of study, corporate training programs and charter school management operations.

Schedule 6.01(q) Environmental Matters

None.

Schedule 6.01(r) Insurance

1.	General liability insurance policies with Liberty Mutual Group.

2.	Workers’ compensation insurance policies with Liberty Mutual Group.

3.	Business auto liability policy with Liberty Mutual Group.

4.	Property insurance policy with XL Insurance Company Inc.

5.	Workers’ compensation insurance policy for Ohio institutions with State of Ohio/Bureau of Workers’ Compensation.

6.	Workers’ compensation insurance policy for Washington institutions with State of Washington/Department of Labor and Industries.

7.	Umbrella liability insurance policy with Allied World National Assurance Company.

8.	Excess umbrella liability insurance policy with St. Paul Fire & Marine Insurance Company.

9.	Excess umbrella liability insurance policy with National Surety Corporation.

10.	Excess California earthquake liability insurance policy with Everest Indemnity Insurance Company.

11.	Fiduciary liability insurance policy with Federal Insurance Company.

12.	Crime insurance policy with Federal Insurance Company.

13.	Directors and officers liability insurance policy with Federal Insurance Company (Chubb).

14.	Directors and officers liability insurance policy with Illinois National Insurance Company (Chartis).

15.	Directors and officers liability insurance policy with XL Specialty Insurance Company.

16.	Directors and officers liability insurance policy with Berkley Insurance Company.

17.	Aviation insurance policy with Old Republic Insurance Company.

18.	Student professional liability insurance policy with Healthcare Providers Service Organization.

Schedule 6.01(u) Intellectual Property

Trademarks

Company	Country	Trademark	Application or Registration Number	Filing or Registration Date
ESI Service Corp.	USA	SI AND DESIGN	3,026,080	12/13/2005
ESI Service Corp.	USA	SE AND DESIGN	3,026,091	12/13/2005
ESI Service Corp.	USA	SD AND DESIGN	3,033,847	12/27/2005
ESI Service Corp.	USA	SB AND DESIGN	3,033,846	12/27/2005
ESI Service Corp.	USA	SJ AND DESIGN	3,033,845	12/27/2005
ESI Service Corp.	USA	SH AND DESIGN	3,325,400	10/30/2007
ESI Service Corp.	USA	BRECKINRIDGE SCHOOL OF NURSING	Application #85/233,202	02/08/2011
ESI Service Corp.	USA	BRECKINRIDGE SCHOOL OF NURSING AND HEALTH SCIENCES	Application #85/490,669	12/08/2011
ESI Service Corp.	USA	BRECKINRIDGE COLLEGE	Application #85/577,769	03/23/2012
ESI Service Corp.	USA	EARLY CAREER ACADEMY	Application #85/824,225	01/16/2013
ITT Educational Services, Inc.	USA	CAREERGENIUS & DESIGN	4,454,635	12/24/2013
ITT Educational Services, Inc.	USA	TECHFUSE STYLIZED	4,454,597	12/24/2013
ITT Educational Services, Inc.	USA	TECHFUSE	4,454,570	12/24/2013
ITT Educational Services, Inc.	USA	CAREERGENIUS	4,454,567	12/24/2013
ITT Educational Services, Inc.	USA	MINDSURF & DESIGN	Application #85/926,088	05/08/2013
ITT Educational Services, Inc.	USA	MINDSURF	Application #85/925,389	05/072013
ITT Educational Services, Inc.	USA	BENCHMARK LEARNING	4,284,857	05/20/2013
Daniel Webster College, Inc.	USA	DANIEL WEBSTER COLLEGE	Application #85/519,905	01/19/2012
Daniel Webster College, Inc.	USA	DANIEL WEBSTER COLLEGE	Application #85/800,984	12/12/2012

Patents

None

Copyrights
None

Licenses
ITT Educational Services, Inc. has a non-exclusive, nontransferable license to use the "ITT" corporate and trade name, service mark, and trademark "ITT" in its corporate name, its popular name, its schools’ names, and in certain specified uses, and as a trade name and service mark for its business, under the terms of a Trade Name and Service Mark License Agreement, dated June 3, 1998, as amended, with ITT Manufacturing Enterprises, Inc., as licensor.  The agreement prohibits ITT Educational Services, Inc. from assigning, transferring or encumbering any of its rights thereunder.

Schedule 6.01(v)(i) Material Contracts

1.	Trade Name and Service Mark License Agreement, dated as of June 3, 1998, between the Borrower, as licensee, and ITT Sheraton Corporation, as licensor;

2.	PEAKS Guaranty Documents, including:

a.	Subordinated Note Purchase Agreement, dated as of January 20, 2010, between the Borrower and the PEAKS Trust;

b.
Agreement for Servicing Private Student Loans, dated as of December 10, 2011, by and among the PEAKS Trust, Deutsche Bank Trust Company Americas, as indenture trustee and collateral agent, the Borrower and First Associates Loan Servicing, LLC;

c.
Purchase Obligation Agreement, dated as of January 20, 2010, by and among the Borrower, Deutsche Bank Trust Company Americas, as indenture trustee and collateral agent, and the senior creditors signatory thereto; and

d.
Letter Agreement, dated as of March 17, 2014, between the Borrower, Deutsche Bank Trust Company Americas, as indenture trustee and collateral agent, and the holders of the senior debt signatory thereto;

3.	2009 RSA Guaranty Documents, including:

a.	Financing Program Agreement, dated as of February 20, 2009, between the Borrower and the 2009 RSA Entity;

b.	Loan and Security Agreement, dated as of May 18, 2009, between the Borrower and 2009 RSA Entity; and

c.	Agreement for Servicing Private Student Loans, dated as of May 18, 2012, by and between First Associates Loan Servicing, LLC and 2009 RSA Entity; and

4.	Letter Agreement, dated August 4, 2014, by and between the Borrower and Kevin M. Modany;

in each case, as amended, supplemented, replaced, renewed or refinanced to the date hereof. For more information, please see the Parent’s Form 10-K filed with the SEC on October 16, 2014.

Schedule 6.01(v)(ii) Material Contracts Exceptions

1.
An unaffiliated entity has previously notified the Loan Parties alleging that the Borrower is in default under the 2009 RSA Guaranty Documents.  For more information, please see the Parent’s Form 10-K filed with the SEC on October 16, 2014.

2.
The Borrower had previously delivered inaccurate quarterly reports for the first three fiscal quarters of 2013 as required pursuant to the PEAKS Guaranty Documents. An allegation was made that the delivery of inaccurate quarterly reports constituted a breach and an event of default under the PEAKS Indenture.  The Borrower has since delivered corrected quarterly reports and made certain guarantee payments to resolve the discrepancy. For more information, please see the Parent’s Form 10-K filed with the SEC on October 16, 2014.

Schedule 6.01(bb) Educational Approvals

None.

Schedule 6.01(cc) Proceedings and Investigations

The events and proceedings referenced in items 1-3 in Schedule 6.01(dd).

Schedule 6.01(dd) Compliance with Educational Laws

1.
the Leveski Litigation; the Securities Litigation; the Banes Litigation; the Tarapara Litigation; the Jindal Litigation; the Wilfred Litigation; the Nottenkamper Litigation; the CFPB Litigation; the New Mexico Litigation; and the Gallien Litigation;

2.
subpoenas and/or Civil Investigative Demands from the Attorneys General of Arkansas, Arizona, Colorado, Connecticut, Hawaii, Idaho, Kentucky, Massachusetts, Missouri, Nebraska, North Carolina, Oregon, Pennsylvania, Tennessee and Washington;

3.	subpoenas and the Wells Notice from the SEC; and

4.
the Loan Parties’ institutions are subject to federal and state educational regulations, including maintaining certain asset/liability ratios.  The Borrower is currently working with federal and state regulators to determine its composite score that will reflect whether the Borrower is compliant with such asset/liability ratios.  It is possible that, once the composite score determination is complete, the Borrower may fail to be in compliance with one or more of such federal and state regulatory requirements.  The states that have such requirements are California, Florida, Kansas, Pennsylvania, Tennessee, Texas, Utah and West Virginia.  As a result of the delay in the submission of the Parent’s 2013 Form 10-K, state educational regulators in Texas and Florida determined that the Borrower’s institutions in the respective jurisdictions were not compliant with the financial ratio regulatory requirements. The state of Washington, after monitoring the Borrower’s institutions in such jurisdiction, has required the Borrower to issue a letter of credit in favor of the Washington State Student Achievement Council;

in each case, as defined and/or more fully described in  the Parent’s Form 10-K filed with the SEC on October 16, 2014.

Schedule 7.02(a) Existing Liens

1.
Liens in connection with the letter of credit issued by JPMorgan Chase Bank, N.A., in favor of the Washington State Student Achievement Council to the extent such letter of credit is cash collateralized;

2.	Liens in connection with the letter of credit issued by JPMorgan Chase Bank, N.A., in favor of Liberty Mutual Insurance to the extent such letter of credit is cash collateralized; and

3.	Liens in connection with the letter of credit issued by JPMorgan Chase Bank, N.A., in favor of Pacific Employers Insurance to the extent such letter of credit is cash collateralized.

Schedule 7.02(b) Existing Indebtedness

1.	Unsecured guarantees related to the 1994 Alternative Loan Program with USA Funds and NBD Bank, N.A in an aggregate amount not to exceed $125,000;

2.	To the extent constituting Indebtedness, security deposits from students for residential housing;

3.	To the extent constituting Indebtedness, directors deferred compensation plan;

4.	To the extent constituting Indebtedness, ESI excess savings plan; and

5.	To the extent constituting Indebtedness, ESI excess pension plan, a nonqualified, unfunded retirement plan;

in each case with respect to items 1-5 above, as more fully described in  the Parent’s Form 10-K filed with the SEC on October 16, 2014.

Schedule 7.02(e) Existing Investments

None.

Schedule 7.02(k) Limitations on Dividends and Other Payment Restrictions

Certain accounts with JPMorgan Chase and US Bank are used to hold funds received from federal and state financial aid programs and cannot, under applicable law, be used to pledge or secure any obligations of the Borrower or its subsidiaries.

Schedule 8.01 Cash Management Accounts

LocName	Account Holder	BankName	Address	City	State	Zip Code	Subject to Control Agreement (Y/N)
Indy Online	ESI Service Corp	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Indianapolis	ESI Service Corp	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-3	ESI Service Corp	JPMorgan Chase-(A/P Disbursement)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-S	ESI Service Corp	JPMorgan Chase-(CA Gr Direct Dep)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-0	ESI Service Corp	JPMorgan Chase-(CALP)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-4	ESI Service Corp	JPMorgan Chase-(Concentration)	P.O. Box 260180	Baton Rouge	LA	70826	Y
HQ	ESI Service Corp	JPMorgan Chase-(CUSO-Private)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-9	ESI Service Corp	JPMorgan Chase-(Direct Loan)					N
HQ-R	ESI Service Corp	JPMorgan Chase-(DirectMail Postage)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-10	ESI Service Corp	JPMorgan Chase-(EFT)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ	ESI Service Corp	JPMorgan Chase-(FFELP Chase)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ	ESI Service Corp	JPMorgan Chase-(FFELP Citibank)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-12	ESI Service Corp	JPMorgan Chase-(FFELP NELNET)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ	ESI Service Corp	JPMorgan Chase-(FFELP Wells Fargo)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-A	ESI Service Corp	JPMorgan Chase-(Gov Funds CWS)-RESTRICTED	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-B	ESI Service Corp	JPMorgan Chase-(Gov Funds-NDSL)-RESTRICTED	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-E	ESI Service Corp	JPMorgan Chase-(Gov Funds-NIH)-RESTRICTED	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-D	ESI Service Corp	JPMorgan Chase-(Gov Funds-PELL)-RESTRICTED	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-C	ESI Service Corp	JPMorgan Chase-(Gov Funds-SEOG)-RESTRICTED	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-6	ESI Service Corp	JPMorgan Chase-(HQ Depository)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-T	ESI Service Corp	JPMorgan Chase-(Online Payment)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-5	ESI Service Corp	JPMorgan Chase-(Payroll)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ	ESI Service Corp	JPMorgan Chase-(Private Chase)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ	ESI Service Corp	JPMorgan Chase-(Private Citibank)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ	ESI Service Corp	JPMorgan Chase-(Private Wells Fargo	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-P	ESI Service Corp	JPMorgan Chase-(SOLP)	P.O. Box 260180	Baton Rouge	LA	70826	N
	ESI Service Corp	JPMorgan Funds	500 Stanton Christiana Rd #3-3750	Newark	DE	19713	Y
HQ	ESI Service Corp.	Eli Lilly Federal Credit Union					N
Orland Park	ITT Educational Services, Inc.	Bank of America					N
Everett	ITT Educational Services, Inc.	Bank of America	P.O. Box 3977	Seattle	WA	98124	N
Albuquerque	ITT Educational Services, Inc.	Bank of America	P.O. Box 25118	Tampa	FL	33622	N
Greenville	ITT Educational Services, Inc.	Bank of America	P.O. Box 25118	Tampa	FL	33622	N
Springfield	ITT Educational Services, Inc.	Bank of America	1655 Grant Street Bldg A	Concord	CA	94520	N
Kennesaw	ITT Educational Services, Inc.	Bank of America	1655 Grant Street Bldg A	Concord	CA	94520	N
San Bernardino	ITT Educational Services, Inc.	Bank of America	1655 Grant Street Bldg A	Concord	CA	94520	N
Duluth	ITT Educational Services, Inc.	Bank of America	1655 Grant Street Bldg A	Concord	CA	94520	N
Tampa	ITT Educational Services, Inc.	Bank of America	P.O. Box 25118	Tampa	FL	33622	N
Arlington	ITT Educational Services, Inc.	Bank of America	P.O. Box 25118	Tampa	FL	33622	N
Norfolk	ITT Educational Services, Inc.	Bank of America		Dallas	TX	75283	N
Richmond	ITT Educational Services, Inc.	Bank of America	P.O. Box 25118	Tampa	FL	33622	N
Richardson	ITT Educational Services, Inc.	Bank of America	P.O. Box 25118	Tampa	FL	33622	N
Myrtle Beach	ITT Educational Services, Inc.	Bank of America					N
Durham	ITT Educational Services, Inc.	Bank of America					N
Philadelphia	ITT Educational Services, Inc.	Bank of America					N
West Palm Beach	ITT Educational Services, Inc.	Bank of America					N
Hanover	ITT Educational Services, Inc.	Bank of America					N
Overland Park	ITT Educational Services, Inc.	Bank of America					N
Charlotte	ITT Educational Services, Inc.	Bank of America	231 S Lasalle Street	Chicago	IL	60697	N
San Antonio East	ITT Educational Services, Inc.	Bank of America					N
Pinellas Park	ITT Educational Services, Inc.	Bank of America	231 S Lasalle Street	Chicago	IL	60697	N
Columbia	ITT Educational Services, Inc.	Bank of America	231 S Lasalle Street	Chicago	IL	60697	N
Nashville	ITT Educational Services, Inc.	Bank of America	231 S Lasalle Street	Chicago	IL	60697	N
Wichita	ITT Educational Services, Inc.	Bank of America	231 S Lasalle Street	Chicago	IL	60697	N
Atlanta	ITT Educational Services, Inc.	Bank of America	231 S Lasalle Street	Chicago	IL	60697	N
Cordova	ITT Educational Services, Inc.	Bank of America					N
Earth City	ITT Educational Services, Inc.	Bank of America					N
Morrisville	ITT Educational Services, Inc.	Bank of America	231 S Lasalle Street	Chicago	IL	60697	N
Kansas City	ITT Educational Services, Inc.	Bank of America	231 S Lasalle Street	Chicago	IL	60697	N
Owing Mills	ITT Educational Services, Inc.	Bank of America	231 S Lasalle Street	Chicago	IL	60697	N
Boston North	ITT Educational Services, Inc.	Bank of America	231 S Lasalle Street	Chicago	IL	60697	N
Clive	ITT Educational Services, Inc.	Bank of America	231 S Lasalle Street	Chicago	IL	60697	N
Lake Mary	ITT Educational Services, Inc.	Bank of America	231 S Lasalle Street	Chicago	IL	60697	N
Portland	ITT Educational Services, Inc.	Bank of America					N
Desoto	ITT Educational Services, Inc.	Bank of America					N
North Charleston	ITT Educational Services, Inc.	Bank of America					N
Little Rock	ITT Educational Services, Inc.	Bank of America					N
High Point	ITT Educational Services, Inc.	Bank of America					N
Ben Salem	ITT Educational Services, Inc.	Bank of America					N
Springfield	ITT Educational Services, Inc.	Bank of America	231 S Lasalle Street	Chicago	IL	60697	N
Charlotte North	ITT Educational Services, Inc.	Bank of America					N
Boston South	ITT Educational Services, Inc.	Bank of America					N
Fort Myers	ITT Educational Services, Inc.	Bank of America					N
Tallahassee	ITT Educational Services, Inc.	Bank of America					N
Salem	ITT Educational Services, Inc.	Bank of America					N
Johnson City	ITT Educational Services, Inc.	Bank of America					N
Getzville	ITT Educational Services, Inc.	Bank of America	P.O. Box 25118	Tampa	FL	33622	N
Chantilly	ITT Educational Services, Inc.	Bank of America	P.O. Box 25118	Tampa	FL	33622	N
Wyoming	ITT Educational Services, Inc.	Fifth Third Bank	P.O. Box 630900	Cincinnati	OH	45263	N
Newburgh	ITT Educational Services, Inc.	Fifth Third Bank	P.O. Box 630900	Cincinnati	OH	45263	N
Maumee	ITT Educational Services, Inc.	Fifth Third Bank	P.O. Box 630900	Cincinnati	OH	45263	N
St Rose	ITT Educational Services, Inc.	First American Bank	P.O. Box 550	Vacherie	LA	70090	N
Arnold	ITT Educational Services, Inc.	Heartland Bank	P.O. Box 16959	St. Louis	MO	63105	N
Tempe	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Tucson	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Thornton	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Greenfield	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Germantown	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Indianapolis East	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Salem	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Grand Rapids	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Southfield	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Springfield, IL	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Youngstown	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Liverpool	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
West Chester	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Burr Ridge	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Louisville	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Hilliard	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Warrensville Heights	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Tulsa	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Oklahoma City	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Lexington	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Baton Rouge	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
South Bend	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Phoenix	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Troy	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Madison	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Columbus	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Flint	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Huntington	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Canton	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Merrillville	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Austin	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
San Antonio	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Norwood	ITT Educational Services, Inc.	JPMorgan Chase Bank			OH		N
Las Vegas	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Dearborn	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
West Covina	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Aurora	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Akron	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
University Park	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Waco	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Phoenix West	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Orlando	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Deerfield Beach	ITT Educational Services, Inc.	JPMorgan Chase Bank					N
Houston South	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Houston West	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
Mt Prospect	ITT Educational Services, Inc.	JPMorgan Chase Bank	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ	ITT Educational Services, Inc.	JPMorgan Chase-(Peaks Private)					N
HQ	ITT Educational Services, inc.	JPMorgan Chase-(Vet Assistance)					N
Strongsville	ITT Educational Services, Inc.	KeyBank	P.O. Box 22114	Albany	NY	12201	N
Seattle	ITT Educational Services, Inc.	KeyBank	P.O. Box 22114	Albany	NY	12201	N
Dayton	ITT Educational Services, Inc.	KeyBank	P.O. Box 22114	Albany	NY	12201	N
Albany	ITT Educational Services, Inc.	KeyBank	P.O. Box 22114	Albany	NY	12201	N
Pittsburgh	ITT Educational Services, Inc.	PNC Bank	P.O. Box 609	Pittsburgh	PA	15230	N
Monroeville	ITT Educational Services, Inc.	PNC Bank	P.O. Box 609	Pittsburgh	PA	15230	N
Knoxville	ITT Educational Services, Inc.	Regions					N
Chattanooga	ITT Educational Services, Inc.	Regions					N
Mobile	ITT Educational Services, Inc.	Regions Bank					N
Madison	ITT Educational Services, Inc.	Regions Bank					N
Pensacola	ITT Educational Services, Inc.	Regions Bank					N
Bessemer	ITT Educational Services, Inc.	Regions Bank	P.O. Box 216	Pelham	AL	35124	N
Lathrop	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 6995	Portland	OR	97228	N
Henderson	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 6995	Portland	OR	97228	N
Oxnard	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 6995	Portland	OR	97228	N
Houston North	ITT Educational Services, Inc.	Wells Fargo Bank	173171-45 N	Houston	TX	77090	N
Anaheim	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 6995	Portland	OR	97228	N
Concord	ITT Educational Services, Inc.	Wells Fargo Bank					N
Corona	ITT Educational Services, Inc.	Wells Fargo Bank					N
Boise	ITT Educational Services, Inc.	Wells Fargo Bank					N
Green Bay	ITT Educational Services, Inc.	Wells Fargo Bank					N
Cedar Rapids	ITT Educational Services, Inc.	Wells Fargo Bank					N
Culver City	ITT Educational Services, Inc.	Wells Fargo Bank					N
Marlton	ITT Educational Services, Inc.	Wells Fargo Bank					N
Oakland	ITT Educational Services, Inc.	Wells Fargo Bank					N
Brooklyn Center	ITT Educational Services, Inc.	Wells Fargo Bank					N
Sylmar	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 63020	San Francisco	CA	94163	N
San Dimas	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 63020	San Francisco	CA	94163	N
Douglasville	ITT Educational Services, Inc.	Wells Fargo Bank					N
King of Prussia	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 563966	Charlotte	NC	28262	N
Dunmore	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 563966	Charlotte	NC	28262	N
Madison	ITT Educational Services, Inc.	Wells Fargo Bank					N
Harrisburg	ITT Educational Services, Inc.	Wells Fargo Bank					N
Miami	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 563966	Charlotte	NC	28262	N
Jacksonville	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 563966	Charlotte	NC	28262	N
Ft Lauderdale	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 563966	Charlotte	NC	28262	N
Fort Wayne	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 960	Fort Wayne	IN	46801	N
Rancho Cordova	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 6995	Portland	OR	97228	N
Torrance	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 6995	Portland	OR	97228	N
Omaha	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 3408	Omaha	NE	68103	N
Murray	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 63020	San Francisco	CA	94163	N
Eden Prairie	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 63020	San Francisco	CA	94163	N
Clovis	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 63020	San Francisco	CA	94163	N
San Diego	ITT Educational Services, Inc.	Wells Fargo Bank	P.O. Box 63020	San Francisco	CA	94163	N
Spokane	ITT Educational Services, Inc.	Wheatland Bank	P.O. Box 1800	St Paul	MN	55101	N
HQ	ITT Educational Services, Inc.	JPMorgan Chase-(CUSO-RESTRICTED)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ-Y	ESI Service Corp. or ITT Educational Services, Inc.	JPMorgan Chase-(CSAC Direct Deposit)	111 Monument Circle	Indianapolis	IN	46277	N
HQ	ESI Service Corp. or ITT Educational Services, Inc.	JPMorgan Chase-(Dental)	P.O. Box 260180	Baton Rouge	LA	70826	N
HQ	ESI Service Corp. or ITT Educational Services, Inc.	JPMorgan Chase-(Gov Funds ACG-RESTRICTS 0)					N
HQ	ESI Service Corp. or ITT Educational Services, Inc.	JPMorgan Chase-(Gov Funds SG-RESTRICTED)					N
Benchmark	ITT Educational Services, Inc.	JPMorgan Chase-(Benchmark A/P)					N
Benchmark	ITT Educational Services, Inc.	JPMorgan Chase-(Benchmark Concentration)					Y
Benchmark	ITT Educational Services, Inc.	JPMorgan Chase-(Benchmark Payroll)					N
	ITT Educational Services, Inc.	Venture Bank	4470 W. 78th St Circle, Ste 100	Bloomington	MN	55435	N
	ITT Educational Services, Inc.	Venture Bank	4470 W. 78th St Circle, Ste 100	Bloomington	MN	55435	N
	ITT Educational Services, Inc.	Wells Fargo Bank	2329 Central Ave NE	Minneapolis	MN	55418	N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (Chase Private)					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (A/P)					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (Payroll)					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (SLM Private)					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (Citibank Private)					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (Direct Loans)					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (Pell)					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (Work Study)					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (SLC Citiassist)					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (Wells Fargo Private)					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (Smart/ACG)					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (SEOG)					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (State Grants)					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (Operating)					Y
Daniel Webster	Daniel Webster College, Inc.	Bank of America					N
Daniel Webster	Daniel Webster College, Inc.	JPMorgan Chase (Citizens Private)					N
	ITT Educational Services, Inc.	JPMorgan Chase (cash collateral)					N